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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

INCYTE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803
(302) 498-6700

April 13, 2015

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Incyte Corporation that will be held on Friday, May 22, 2015, at 9:00 a.m., Eastern Daylight Time, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

        The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

        After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. Your shares cannot be voted unless you sign, date and return the enclosed proxy, submit your proxy by telephone or the internet, or attend the Annual Meeting in person.

        A copy of the Company's 2014 Annual Report on Form 10-K is also enclosed.

Sincerely yours,

Richard U. De Schutter Chairman of the Board of Directors

 INCYTE CORPORATION

 Notice of Annual Meeting of Stockholders
to be held Friday, May 22, 2015

To the Stockholders of Incyte Corporation:

        The Annual Meeting of Stockholders of Incyte Corporation, a Delaware corporation (the "Company"), will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Friday, May 22, 2015, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

  1.
  To elect seven directors to serve until the 2016 Annual Meeting of Stockholders and thereafter until their successors are duly elected and qualified;

  2.
  To hold a non-binding advisory vote to approve the compensation of the Company's named executive officers;

  3.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015; and

  4.
  To transact such other business as may properly come before the Annual Meeting of Stockholders and any postponement or adjournment of the Annual Meeting.

        Stockholders of record as of the close of business on April 2, 2015 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

        It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible. Voting now will ensure your representation at the Annual Meeting regardless of whether you attend in person. You may vote over the internet, by telephone or by mailing the enclosed proxy card or voting instruction form. Please review the instructions on page 2 of the attached Proxy Statement and your proxy card or voting instruction form regarding each of these voting options.

By Order of the Board of Directors

Eric H. Siegel Secretary

April 13, 2015

 INCYTE CORPORATION
1801 Augustine Cut-Off
Wilmington, DE 19803

 PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Incyte Corporation, a Delaware corporation ("we," "us," "our," "Incyte" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Friday, May 22, 2015, at 9:00 a.m., Eastern Daylight Time, and any postponement or adjournment thereof.

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 20, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2015.

        The Proxy Statement and Annual Report are available at http://www.edocumentview.com/incy

        For information on how to obtain directions to attend the Annual Meeting, please see "Questions and Answers about the Proxy Materials and the Annual Meeting."

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

        Three proposals will be voted on at the Annual Meeting:

  •
  The election of directors;

  •
  A non-binding advisory vote to approve the compensation of our named executive officers; and

  •
  The ratification of the appointment of the independent registered public accounting firm for 2015.

What are the Board's recommendations?

        Our Board recommends that you vote:

  •
  "FOR" the election of each of the nominated directors;

  •
  "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

  •
  "FOR" ratification of the appointment of the independent registered public accounting firm for 2015.

Will there be any other items of business on the agenda?

        We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

        Stockholders of record at the close of business on April 2, 2015, the Record Date, may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our Common Stock held by such stockholder as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the "stockholder of record." The Proxy Statement, Annual Report and proxy card have been sent directly to you by Incyte.

        Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name. The Proxy Statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form provided by your broker, bank or nominee.

How do I vote?

        You may vote using any of the following methods:

  •
  By Mail – Stockholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf "FOR" the election of the nominated directors, "FOR" the approval on a non-binding, advisory basis of the compensation of the Company's named executive officers, and "FOR" the ratification of the independent registered public accounting firm for 2015. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

  •
  By Telephone – Stockholders of record may submit proxies by following the telephone voting instructions on each proxy card. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

  •
  By Internet – Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you vote over the internet, you may incur costs such as internet access charges for which you will be responsible. The internet voting facilities will close at 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

  •
  In Person at the Annual Meeting – Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. You may obtain directions to the Annual Meeting by contacting the Company's Investor Relations Department at (302) 498-6700. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

        You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote or revoke your proxy by submitting new voting instructions to or informing your broker, bank, or other nominee in accordance that entity's procedures for changing or revoking your voting instructions.

How are votes counted?

        In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For each of Proposal 2 and Proposal 3, you may vote "FOR," vote "AGAINST" or "ABSTAIN." If you "ABSTAIN" as to any of these proposals, the abstention has the same effect as a vote "AGAINST" the proposal.

        If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the Board ("FOR" all of the nominees to the Board of Directors, "FOR" the approval of the compensation of our named executive officers, and "FOR" the ratification of the independent registered public accounting firm and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What vote is required to approve each item?

        For Proposal 1, the election of directors, the seven persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected. In addition to the voting requirements under Delaware law as to the election of directors, our Board has adopted a policy governing what will occur in the event that a director does not receive a majority of the votes cast. A majority of the votes cast means that the number of votes "FOR" the nominee exceeds the number of votes "WITHHELD." Abstentions and broker non-votes will not be counted to determine whether a nominee receives a majority of votes cast. Additional information concerning our policy for the election of directors is set forth under the heading "Corporate Governance—Majority Voting Policy."

        For Proposal 2, the affirmative "FOR" vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote is necessary to approve, on an advisory basis, the compensation of our named executive officers. Because your vote is advisory, it will not be binding on the Board, the Compensation Committee of the Board or the Company. However, the Board and the Compensation Committee will, as it did last year, review the voting results and take them into consideration when making future decisions about executive compensation. Abstentions have the same effect as a vote "AGAINST" this proposal.

        For Proposal 3, the affirmative "FOR" vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote is necessary to ratify the appointment of

Ernst & Young LLP as the Company's independent registered public accounting firm for 2015. Abstentions have the same effect as votes "AGAINST" the matter.

        If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. If you hold shares beneficially in street name and do not vote your shares, your broker or nominee can vote your shares at its discretion only on Proposal 3. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

Is cumulative voting permitted for the election of directors?

        Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum for purposes of the Annual Meeting?

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 173,391,728 shares of our Common Stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is "householding" and how does it affect me?

        We have adopted a process for mailing the Annual Report and Proxy Statement called "householding," which has been approved by the Securities and Exchange Commission. Householding means that stockholders who share the same last name and address will receive only one copy of the Annual Report and Proxy Statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

        If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, additional copies will be provided to you upon request. If you are a stockholder of record, you may contact us by writing to Investor Relations Department, Incyte Corporation, 1801 Augustine Cut-Off, Wilmington, Delaware 19803 or by calling (302) 498-6700 and asking for Investor Relations. Eligible stockholders of record receiving multiple copies of the Annual Report and Proxy Statement can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

        If you are a beneficial owner, you may request additional copies of the Annual Report and Proxy Statement or you may request householding by notifying your broker, bank or nominee.

How are proxies solicited?

        Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of our common stock. At this time, we have not engaged a proxy solicitor to solicit proxies in connection with the Annual Meeting. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

 PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

        The Board proposes the election of seven directors of the Company to serve until the next annual meeting of stockholders, or thereafter until their successors are duly elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy.

        Richard U. De Schutter and Barry M. Ariko are retiring from the Board as of the Annual Meeting. We are very grateful for their years of service to the Company.

        Our Bylaws provide that the Company shall not have fewer than one nor more than twelve directors, with the exact number of directors to be determined by the Board. The number of directors is currently fixed at nine. Upon Mr. De Schutter and Mr. Ariko's retirement from the Board, the number of directors will be reduced to seven.

        Names of the nominees and certain biographical information about them are set forth below:

Name	Age	Position with the Company	Director Since
Julian C. Baker	48	Vice Chairman of the Board	2001
Jean-Jacques Bienaimé	61	Director	2015
Paul A. Brooke	69	Director	2001
Paul J. Clancy	53	Director	2015
Wendy L. Dixon, Ph.D.	59	Director	2010
Paul A. Friedman, M.D.	72	Director	2001
Hervé Hoppenot	54	President and Chief Executive Officer and Director	2014

        Julian C. Baker is a Managing Partner of Baker Brothers Investments, which he and his brother, Felix Baker, Ph.D., founded in 2000. Baker Brothers Investments manages long-term investment funds, focused on publicly traded life sciences companies, for major university endowments and foundations. Mr. Baker's career as a fund manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch family. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. Mr. Baker is also a director of Genomic Health, Inc. and Idera Pharmaceuticals, Inc., and was a director of Trimeris, Inc. from April 2004 until November 2011.

        Jean-Jacques Bienaimé has served as Chief Executive Officer (CEO) and a member of the board of directors of BioMarin Pharmaceutical Inc., a biopharmaceutical company, since May 2005. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, CEO and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. Prior to joining Genencor, Mr. Bienaimé was Chairman, President and CEO of SangStat Medical Corporation, an immunology-focused biotechnology company that was later acquired by Genzyme Corporation. He became President of SangStat in 1998 and CEO in 1999. Prior to joining SangStat, Mr. Bienaimé held various management positions from 1992 to 1998 with Rhône-Poulenc Rorer Pharmaceuticals (now known as Sanofi-Aventis), including Senior Vice President of Corporate Marketing and Business Development, and Vice President and General Manager of the advanced therapeutic and oncology division. Mr. Bienaimé is also a director of Vital Therapies, Inc., and the Biotechnology Industry Organization. Mr. Bienaimé was a director of InterMune, Inc. from March 2012 until its acquisition in August 2014, a director of NeurogesX, Inc. from February 2004 until June 2012, and a director of Portola Pharmaceuticals, Inc. from September 2010 until June 2014.

        Paul A. Brooke is a founder and managing director of venBio, LLC, a pharmaceutical investment company. Mr. Brooke was Chairman of the Board of Directors of Alsius Corporation, a medical device company, from June 2007 through its sale in May 2009, and was the Chairman and CEO of a predecessor company from April 2005 to June 2007. Mr. Brooke has been the Managing Member of PMSV Holdings, LLC, a private investment firm, since 1993. He also served as a Senior Advisor to Morgan Stanley & Co. Incorporated from April 2000 to December 2009, and was a Venture Partner at MPM Capital, a venture capital firm specializing in the healthcare industry, from 1997 through 2006. From April 1999 through May 2000, Mr. Brooke served as a Managing Director at Tiger Management LLC. He was a Managing Director and the Global Head of Healthcare Research and Strategy at Morgan Stanley & Co. from 1983 to April 1999. Mr. Brooke is also a director of Cytos Biotechnology AG, Manning & Napier Fund, Inc., and several privately held companies and was a director of HLTH Corporation from November 2000 until its merger with WebMD Health Corp. in October 2009, a director of WebMD Health Corp. from that date until October 2010, and a director of ViroPharma Incorporated from February 2001 until its acquisition in January 2014.

        Paul J. Clancy has more than 20 years of experience in financial management and strategic business planning, and has served as the Executive Vice President, Finance and Chief Financial Officer of Biogen (formerly known as Biogen Idec Inc.), a biotechnology company, since August 2007. He also served as Senior Vice President of Finance of Biogen, with responsibilities for leading the treasury, tax, investor relations and business planning groups. Prior to the 2003 merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation to form Biogen, Mr. Clancy was the Vice President of Portfolio Management of Biogen. He joined Biogen in 2001 as Vice President of U.S. Marketing. Before Biogen, Mr. Clancy spent 13 years at PepsiCo Inc., a food and beverage company, serving in a variety of financial and general management positions, including Vice President and General Manager of their Great West Business Unit. Mr. Clancy is also a director of Agios Pharmaceuticals, Inc.

        Wendy L. Dixon, Ph.D. served as Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb Company from December 2001 until May 2009 and served on the CEO's Executive Committee. From 1996 to 2001 she was Senior Vice President, Marketing—USHH at Merck & Co., Inc., and prior to that she held executive management positions at West Pharmaceuticals, Osteotech, Inc. and Centocor, Inc. and various positions at SmithKline & French Pharmaceuticals in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon is currently a director of Alkermes Public Limited Company, bluebird bio, Inc., Eleven Biotherapeutics, Inc., Orexigen Therapeutics, Inc., and a privately held company. Dr. Dixon was a director of Ardea Biosciences, Inc. from April 2011 until its acquisition in June 2012, a director of DENTSPLY International Inc. from July 2005 until July 2010, and a director of Furiex Pharmaceuticals, Inc. from June 2010 until its acquisition in July 2014.

        Paul A. Friedman, M.D. served as the CEO of the Company from November 2001 to January 2014 and was President of the Company from May 2004 to January 2014. From 1998 until October 2001, Dr. Friedman served as President of DuPont Pharmaceuticals Research Laboratories, a wholly owned subsidiary of DuPont Pharmaceuticals Company (formerly The DuPont Merck Pharmaceutical Company), from 1994 to 1998 he served as President of Research and Development of The DuPont Merck Pharmaceutical Company, and from 1991 to 1994 he served as Senior Vice President at Merck Research Laboratories. Prior to his work at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a Diplomate of the American Board of Internal Medicine and a Member of the American Society of Clinical Investigation. Dr. Friedman is also a director of Cerulean Pharma Inc., Synta Pharmaceuticals Corp., Verastem, Inc., and a privately held company and has served as interim Executive Chairman of Cerulean Pharma Inc. since October 2014. In addition, Dr. Friedman served as a director of Auxilium Pharmaceuticals, Inc. from June 2010 until its acquisition in January 2015 and Durata Therapeutics, Inc. from May 2013 until its acquisition in November 2014.

        Hervé Hoppenot joined the Company as the President and CEO in January 2014. Mr. Hoppenot served as the President of Novartis Oncology, Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG, a pharmaceutical company, from January 2010 to January 2014. Prior to that, Mr. Hoppenot served in other executive positions at Novartis Pharmaceuticals Corporation, serving from September 2006 to January 2010 as Executive Vice President, Chief Commercial Officer of Novartis Oncology and Head of

Global Product Strategy & Scientific Development of Novartis Pharmaceuticals Corporation and from 2003 to September 2006 as Senior Vice President, Head of Global Marketing of Novartis Oncology. Prior to joining Novartis, Mr. Hoppenot served in various increasingly senior roles at Aventis S.A. (formerly Rhône-Poulenc S.A.), a pharmaceutical company, including as Vice President Oncology US of Aventis Pharmaceuticals, Inc. from 2000 to 2003 and Vice President US Oncology Operations of Rhone-Poulenc Rorer Pharmaceuticals, Inc. from 1998 to 2000.

THE BOARD RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTOR OF EACH OF THE NOMINEES SET FORTH ABOVE.

Director Nominations

        The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Board has as an objective, set forth in our Corporate Governance Guidelines, that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

        The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management, accounting, finance, drug discovery and development, or marketing, or industry and technology knowledge, that may be useful to the Company and the Board; high personal and professional ethics and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. Although the Company has no formal diversity policy for board members, the Board and the Nominating and Corporate Governance Committee consider diversity of backgrounds and experiences and other forms of diversity when selecting nominees.

        The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an "audit committee financial expert" as defined by Securities and Exchange Commission rules, and our Corporate Governance Guidelines require that a majority of the members of the Board meet the definition of "independent director" under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee believes it appropriate for certain key members of our management—currently, the President and CEO—to participate as members of the Board.

        Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate's prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or if a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, then the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any search firm engaged by the Committee and by stockholders. The Committee may only recommend, and the Board may only nominate, candidates for director who agree to tender, promptly following their election or re-election as a director, irrevocable resignations that would be effective if the director fails to receive a sufficient number of votes for re-election at the next annual meeting of stockholders at which he or she faces re-election and if the Board accepts the resignation. The Committee recommended all of the nominees for election included in this Proxy Statement. All of the nominees are current members of the Board.

        A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that our Secretary must have received the stockholder's notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, in the event that no annual meeting was held in the preceding year or the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year's annual meeting of stockholders, notice by the stockholder to be timely must be so received by the Secretary of the Company not later than the close of business on the later of (1) the 90th day prior to the date of the meeting and (2) the 10th day following the earlier to occur of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which public announcement of the date of such scheduled annual meeting was first made. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

        Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to:

      Secretary
      Incyte Corporation
      1801 Augustine Cut-Off
      Wilmington, DE 19803

        You can obtain a copy of the full text of the Bylaw provision by writing to the Company's Secretary at the above address.

Director Qualifications

        Set forth below is a summary of the specific experience, qualifications, attributes or skills of the nominees for the Board that, in addition to the experience of those nominees described in their biographies above, led our Nominating and Corporate Governance Committee and Board to conclude that the nominee should serve as a member of the Board.

        Mr. Baker is an experienced investor in many life sciences companies. He brings to the Board significant strategic and financial expertise and extensive knowledge of the life sciences and biopharmaceuticals industries as a result of his investments in and service as a director of other publicly and privately held life sciences companies.

        Mr. Bienaimé brings to the Board significant leadership experience in the management of biotechnology organizations, business development, and sales and marketing of both biotechnology and pharmaceutical products. He also brings significant experience as a director of other publicly held life sciences companies.

        Mr. Brooke brings leadership experience to the Board and insight into the operations, challenges and complex issues facing healthcare companies gained from his experience as head of healthcare research at a major investment bank and as an investor. He also has extensive financial and capital markets experience, which is critical to his role as Chair of the Finance Committee, and significant experience as a director of other publicly and privately held life sciences and healthcare companies.

        Mr. Clancy brings to the Board significant financial and executive leadership experience at large multi-national biopharmaceutical companies. Mr. Clancy also has experience as a director of a publicly held biotechnology company, and his breadth and depth of financial experience position him well to serve on the Audit Committee of the Board.

        Dr. Dixon brings to the board significant leadership experience in the pharmaceutical and biotechnology industry, including experience in drug development and regulatory affairs. Dr. Dixon has extensive experience in building successful marketing and sales teams and launching multiple pharmaceutical products across a broad range of therapeutic areas. Dr. Dixon also has experience serving on public company audit committees.

        Dr. Friedman brings to the Board extensive expertise in the Company's business and in the drug development and discovery industry. His past experiences, including as the Company's former CEO, give him strong knowledge of the Company's strategy, markets, competitors, financials and operations. He also has experience as a director of publicly held life sciences and healthcare companies.

        Mr. Hoppenot has significant leadership and senior management experience from his various executive positions in the healthcare industry, including as the President of Novartis Oncology, Novartis Pharmaceuticals Corporation. His past experiences and his current role as the Company's CEO give him strong knowledge of the Company's strategy, markets, competitors, financials and operations.

Director Independence

        The Board has determined that each individual who currently serves as a member of the Board, except for Mr. Hoppenot and Dr. Friedman, is, and each individual who served as a member of the Board in 2014, except for Mr. Hoppenot and Dr. Friedman, was, an "independent director" within the meaning of Rule 5605 of The NASDAQ Stock Market. Dr. Friedman is not considered independent because he was employed as our President and CEO through January 2014. Mr. Hoppenot is not considered independent as he is currently employed as our President and CEO. All of the nominees are current members of the Board. For Mr. Ariko, Mr. Bienaimé, Mr. Baker, Mr. Brooke, Mr. Clancy, Mr. De Schutter, and Dr. Dixon, the Board considered their relationship and transactions with the Company as directors and security holders of the Company.

Board Meetings

        The Board held eight meetings during 2014. All directors attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such director served during his or her tenure in 2014.

        The independent directors meet in executive sessions at regularly scheduled meetings of the Board without the participation of the President and CEO or other members of management. There were six regularly scheduled meetings of the Board in 2014.

        In 2014, all directors were expected to attend the Annual Meeting and all directors then serving on the Board, other than Dr. Dixon, attended the annual meeting of stockholders. For 2015, we do not have a policy that requires the attendance of directors at the Annual Meeting.

Board Committees

        The Board has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is "independent," as that term is defined by applicable listing standards of The NASDAQ Stock Market and Securities and Exchange Commission rules. The Board has approved a charter for each of these committees, a current copy of each committee's charter can be found on our website at http://www.incyte.com under the "Corporate Governance" heading in the Investor Relations portion of our website. The Board has also appointed a Finance Committee and a Non-Management Stock Option Committee.

Audit Committee

        The current members of the Audit Committee are Barry M. Ariko (Chair), Wendy L. Dixon, Paul J. Clancy and Richard U. De Schutter. Mr. Clancy joined the Audit Committee in January 2015. The Audit Committee held five meetings during 2014. The Audit Committee's primary functions are to assist the Board in fulfilling its oversight responsibilities relating to the Company's financial statements, systems of internal control over financial reporting, auditing, accounting and financial reporting processes, and compliance with legal and regulatory requirements. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm, review and pre-approve audit and permissible non-audit services, review the scope of the annual audit, monitor the independent registered public accounting firm's relationship with the Company, and meet with the independent registered public accounting firm and management to discuss and review our financial statements, internal control over financial reporting, and auditing, accounting and financial reporting processes. The Committee also reviews the results of management's efforts to monitor compliance with the Company's programs and policies designed to promote adherence to applicable laws and regulations. The Board has determined that Mr. Ariko, Mr. Clancy and Mr. De Schutter are each qualified as an Audit Committee Financial Expert under the definition outlined by the Securities and Exchange Commission.

Compensation Committee

        The current members of the Compensation Committee are Paul A. Brooke (Chair), Barry M. Ariko and Julian C. Baker. The Compensation Committee held five meetings during 2014. The Compensation Committee's primary functions are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Compensation Committee are to develop and monitor compensation arrangements for our executive officers, determine compensation for our CEO and other executive officers, determine stock-based compensation awards for our executive officers, and administer performance-based compensation plans such as our Amended and Restated 2010 Stock Incentive Plan (the "2010 Stock Incentive Plan"). A subcommittee of the Compensation Committee, consisting of Mr. Brooke and Mr. Ariko, served as the Management Stock Option Committee and determined stock-based compensation awards for our executive officers and administered our stock option plans such as our 2010 Stock Incentive Plan. The Compensation Committee also reviews and recommends directors' compensation to the full Board. The Compensation Committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties. Additional information concerning the Compensation Committee's processes and procedures for the consideration and determination of executive compensation is set forth under the heading "Executive Compensation—Compensation Discussion and Analysis."

Nominating and Corporate Governance Committee

        The current members of the Nominating and Corporate Governance Committee are Julian C. Baker (Chair), Paul A. Brooke, Richard U. De Schutter and Wendy L. Dixon. Dr. Dixon joined the Nominating and Corporate Governance Committee in May 2014. Our Board has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent as defined in the Listing Rules of NASDAQ. The Nominating and Corporate Governance Committee held five meetings during 2014. The Nominating and Corporate Governance Committee's primary functions are to identify qualified individuals to become members of the Board, determine the composition of the Board and its committees, and monitor a process to assess Board effectiveness. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to recommend nominees to fill vacancies on the Board, review and make recommendations to the Board with respect to candidates for director proposed by stockholders, review the composition, functioning and effectiveness of the Board and its committees, develop and recommend to the Board codes of conduct applicable to officers, directors and employees and charters for the various committees of the Board, and review and make recommendations to the Board regarding the succession plan relating to the CEO and other executive officers.

Finance Committee

        The current members of the Finance Committee are Paul A. Brooke (Chair), Julian C. Baker, Richard U. De Schutter and Paul A. Friedman. The Finance Committee did not meet in 2014. The Finance Committee's primary function is to assist the Board in its oversight of the Company's strategic financing matters and, in that regard, to review and recommend matters related to the capital structure of the Company and, upon delegation by the Board, to exercise the powers of the Board that may be lawfully delegated to the Finance Committee in connection with the authorization, issuance and sale of debt or equity securities of the Company.

Non-Management Stock Option Committee

        Hervé Hoppenot currently serves as the sole member of the Non-Management Stock Option Committee. Dr. Friedman served as the sole member until January 2014. The Non-Management Stock Option Committee is a secondary committee responsible for granting and issuing awards of options and shares under our equity incentive plans to eligible employees or consultants, other than to members of the Board, to individuals designated by the Board as "Section 16 officers," and to employees who hold the title of Senior Vice President or above. In addition, the Non-Management Stock Option Committee may not make any awards or grants to any one employee or consultant that total more than 50,000 shares of Common Stock in any calendar year.

Corporate Governance

Corporate Governance Guidelines

        The Board is committed to sound and effective corporate governance practices. Accordingly, the Board has adopted Corporate Governance Guidelines, which are intended to describe the governance principles and procedures by which the Board functions. The guidelines are subject to periodic review and update by the Nominating and Corporate Governance Committee and the Board. These Guidelines can be found on our website at http://www.incyte.com under the "Corporate Governance" heading in the Investor Relations portion of our website.

        The Corporate Governance Guidelines provide, among other things, that:

  •
  a majority of the directors must be independent;

  •
  directors should offer to resign from the Board if they experience a change in their principal occupation;

  •
  directors should submit their resignations from the Board if they do not receive the votes of a majority of the shares voted in an uncontested election;

  •
  directors should advise the chair of the Nominating and Corporate Governance Committee before accepting an invitation to serve on more than four other public company boards (or, if a director is a chief executive officer of a public company, more than two other public company boards);

  •
  the Audit, Compensation, and Nominating and Corporate Governance Committees must consist solely of independent directors;

  •
  the Board and its committees may seek advice from outside advisors, legal counsel and consultants as appropriate at our expense. The Board and its committees need not obtain management's consent to retain such outside advisors, legal counsel, and consultants;

  •
  the independent directors regularly meet in executive sessions without the presence of the non-independent directors or members of our management; and

  •
  the Nominating and Corporate Governance Committee periodically reviews the composition, functioning and effectiveness of the Board and its committees, and oversees the self-assessment of the Board and its committees.

Board Leadership Structure and Role in Risk Oversight

        The Company has an independent Chairman of the Board separate from the CEO. Mr. Hoppenot is the CEO of the Company and Mr. De Schutter is, and will be, the Chairman of the Board until his retirement as of the Annual Meeting. After the Annual Meeting, assuming all of the Board's nominees for election have been re-elected as directors, the Board anticipates appointing Mr. Hoppenot as Chairman of the Board, with Julian C. Baker, who had been appointed Vice Chairman of the Board to assist Mr. De Schutter in the transition of the Chairman's role, becoming lead independent director. The Board believes that Mr. Hoppenot is the director best suited to identify strategic opportunities and focus the activities of the Board due to his extensive understanding of our business. The Board also believes that the combined role of Chairman of the Board and CEO can promote the effective execution of strategic initiatives and facilitate the flow of information between management and the Board. The Board believes that the appointment of a strong lead independent director and the use of regular executive sessions of the independent, non-management directors, along with the Board's strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management. The Board retains the authority to modify this structure as it deems appropriate.

        Our Board is responsible for overseeing the overall risk management process at the Company. The responsibility for managing risk rests with executive management while the committees of the Board and the Board as a whole participate in the oversight process. The Board's risk oversight process builds upon management's risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance, and financial reporting and internal controls. The Board considers strategic risks and opportunities and regularly receives reports from executive management regarding specific aspects of risk management.

Majority Voting Policy

        Our Corporate Governance Guidelines include a majority voting policy for the election of directors. This policy states that if a nominee for director in an uncontested election does not receive a majority of the votes cast, the director must submit a resignation to the Board. In order to receive a majority of the votes cast, the number of shares voted "FOR" must exceed the number of votes to withhold authority and votes against, excluding abstentions. The Nominating and Corporate Governance Committee will evaluate and make a recommendation to the Board with respect to the proffered resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. The director whose resignation is under consideration cannot participate in any decision regarding his or her resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation.

Communications with the Board

        If you wish to communicate with the Board, you may send your communication in writing to:

      Secretary
      Incyte Corporation
      1801 Augustine Cut-Off
      Wilmington, DE 19803

        You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

        The Secretary will review any communications received from a stockholder and all material communications from stockholders will be forwarded to the appropriate director or directors or Committee of the Board based on the subject matter.

Certain Relationships and Related Transactions

        The Company's policy is that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in the Company's Code of Business Conduct, Ethics and Board Code of Conduct and Ethics. The Company conducts a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Company's Audit Committee or another independent body of the Board.

Compensation of Directors

        The Company's director compensation program is designed to enable continued attraction and retention of highly qualified non-employee directors by ensuring that our director compensation is in line with compensation offered by our peer companies that compete with us for director talent. The program is designed to address the time, effort, expertise, and accountability required of active board membership. Directors who are employees of the Company do not receive any fees for their service on the Board or any committee. Dr. Friedman was an employee director until his retirement in January 2014; currently, Mr. Hoppenot is the Company's only employee director. For a description of the compensation arrangements with Mr. Hoppenot, see "Executive Compensation."

Cash Compensation

        Each non-employee director, other than the Chairman of the Board, receives a $50,000 annual retainer, payable quarterly, and prorated for such portion of the year that the director serves on the Board. Mr. De Schutter receives an annual retainer of $100,000 as Chairman of the Board. The chair of the Audit Committee receives an additional $20,000 annual retainer, and each other member of the Audit Committee receives an additional $10,000 annual retainer. The chair of the Compensation Committee receives an additional $15,000 annual retainer, and each other member of the Compensation Committee receives an additional $8,000 annual retainer. The chair of the Nominating and Corporate Governance Committee receives an additional $10,000 annual retainer, and each other member of the Nominating and Corporate Governance Committee receives an additional $5,000 annual retainer. The chair of the Finance Committee receives an additional $15,000 annual retainer, and each other member of the Finance Committee receives an additional $8,000 annual retainer. Beginning in 2015, non-employee directors will have the option to elect to receive their retainers and committee fees in the form of restricted stock that vests immediately when the associated quarterly retainer amount is paid. All directors are reimbursed for their travel and out-of-pocket expenses in accordance with our travel policy for each in-person Board or committee meeting that they attend.

Equity Compensation

        In addition to cash compensation for services as a member of the Board in 2014, non-employee directors also receive options to purchase shares of our Common Stock pursuant to our 2010 Stock Incentive Plan. Under the 2010 Stock Incentive Plan, effective January 2014, each new non-employee director appointed to the Board will receive an initial stock option to purchase 25,000 shares of our Common Stock at an exercise price equal to the fair market value of our Common Stock on the date of grant. Prior to January 2014, the size of the initial stock option grant was 35,000 shares. The initial stock option vests and becomes exercisable as to 25% of those shares on the first anniversary of the date of the grant, and the remaining shares vest and become exercisable monthly over the following three years. Pursuant to the 2010 Stock Incentive Plan, effective January 2014, on the date of each annual meeting of stockholders, each non-employee director who continued to serve as a member of the Board will receive an option to purchase 15,000 shares of our Common Stock at an exercise price equal to the fair market value of our Common Stock on the date of grant. Prior to January 2014, the size of the annual option grant was 20,000 shares. Each of these annually granted options will vest in full on the first anniversary of the date of the grant or, if earlier, the date of the next annual meeting of stockholders or upon a change in control. Under the 2010 Stock Incentive Plan, when a new non-employee director is appointed to the Board at a time other than at an annual meeting, the director receives a pro rata portion of the automatic annual grant that will vest in full on the date of our next annual meeting of stockholders. On May 28, 2014, the date of our 2014 Annual Meeting of Stockholders, each then continuing non-employee director received his or her annual grant of an option to purchase 15,000 shares of our Common Stock at an exercise price equal to the fair market value of our Common Stock on the date of grant. The reductions in the initial and annual option grants resulted from a review by the Compensation Committee of the Board, with the assistance of its independent compensation consultant Frederic W. Cook & Co., Inc., of market reference data from a peer group of 22 biotechnology and pharmaceutical companies. Frederic W. Cook & Co., Inc. was also engaged by the Compensation Committee to perform certain other services as described below in "Executive Compensation—Compensation Discussion and Analysis."

        The table below shows the compensation paid to each non-employee director for their service in 2014:

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Richard U. De Schutter	124,974	364,140	489,114
Barry M. Ariko	78,000	364,140	442,140
Julian C. Baker	73,953	364,140	438,093
Paul A. Brooke	85,000	364,140	449,140
Wendy L. Dixon	62,967	364,140	427,107
Paul A. Friedman	41,806	364,140	405,946

(1)
Amounts listed in this column represent the aggregate grant date fair value of option awards granted in 2014 determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718) for financial reporting purposes. See Note 10 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of our assumptions in determining the ASC 718 values of our stock awards.

(2)
The following table provides the number of shares of Common Stock subject to outstanding options held at December 31, 2014 for each director, as applicable:

Name	Number of Shares Underlying Unexercised Options
Richard U. De Schutter	115,000
Barry M. Ariko	195,000
Julian C. Baker	195,000
Paul A. Brooke	195,000
Wendy L. Dixon	128,334
Paul A. Friedman	746,494

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

        The Compensation Committee of our Board believes that the compensation of our executive officers should:

  •
  Encourage creation of stockholder value and achievement of strategic corporate objectives;

  •
  Integrate compensation with our annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives;

  •
  Provide a competitive total compensation package that enables us to attract and retain, on a long-term basis, qualified personnel; and

  •
  Provide fair compensation consistent with internal compensation programs.

Implementing Our Objectives

        Role of Compensation Committee and Our Chief Executive Officer.    The Compensation Committee approves, administers and interprets our executive compensation and benefits policies, including our 2010 Stock Incentive Plan. The Compensation Committee evaluates the performance of our President and CEO and determines his compensation in light of the goals and objectives of our compensation program. Our CEO and the Compensation Committee together assess the performance of our other executive officers and determine their compensation, based on initial recommendations from our CEO.

        Market Reference Data.    While the Compensation Committee reviewed market benchmarks, it does not target a specific percentile within our peer group but rather utilizes market reference data to evaluate the competitiveness of our executive officers' compensation and to determine whether the total compensation paid to each of our named executive officers was reasonable in the aggregate.

        In connection with its analysis, the Compensation Committee reviewed information prepared by Frederic W. Cook & Co., Inc., an independent executive compensation consultant, comparing executive cash compensation with data from SEC filings for a peer group comprised of 22 publicly-traded biotechnology companies and with survey data from the Radford Global Life Sciences Survey covering life sciences companies with between 150 and 499 employees, which we collectively refer to as the competitive compensation data.

        The peer group was essentially the same, with the exception of one company that had been acquired, as the peer group used by Frederic W. Cook & Co. in 2013 in connection with its review of our equity grant guidelines and practices for all employees and assistance to the Compensation Committee in establishing a long-term equity-based incentive program for our management team. That peer group was initially based on the peer group of 16 companies used by the Compensation Committee in connection with its 2013 executive compensation decisions, which were chosen based on the following characteristics: major labor and capital market competitors, broadly similar size in pre-tax loss and market capitalization value, and similar growth and performance potential. Additional companies were added based on the following screening criteria: biotechnology global industry classification standard (GICS) sub-industry with revenues greater than $65 million and market capitalization greater than $1 billion, with preference given to drug development companies possessing a commercial product line. Companies deleted from the 16 company peer group were dropped due to acquisitions or, in the case of three companies, because of market capitalizations outside of the screening criteria. The companies comprising the 22 company peer group for purposes of 2014 compensation decisions were:

Acorda Therapeutics	Halozyme Therapeutics	Regeneron Pharmaceuticals
ARIAD Pharmaceuticals	Infinity Pharmaceuticals	Rigel Pharmaceuticals
Alnylam Pharmaceuticals	InterMune	Seattle Genetics
BioMarin Pharmaceutical	Ironwood Pharmaceuticals	Theravance
Cepheid	Isis Pharmaceuticals	United Therapeutics
Cubist Pharmaceuticals	Medivation	Vertex Pharmaceuticals
Dendreon	Myriad Genetics
Exelixis	Pharmacyclics

        The Compensation Committee noted that our executive officers' base salaries and total target annual cash compensation (base salary plus target bonus) were at or slightly below the competitive median, with the exception of those of Hervé Hoppenot, our CEO, who was hired in January 2014, and our Executive Vice President and Chief Commercial Officer, and that, in the aggregate, our executive officers' total target annual cash compensation was at the competitive median. The Committee further noted that 2013 total direct compensation opportunities for our executive officers, defined as total target annual cash plus the grant value of long term equity incentive awards, were in the aggregate generally near the competitive median. Given the progress of our business and as a result of the increase in our share price during 2013, which resulted in higher equity award values, the Committee determined to move our executive officers' target total direct compensation to levels that were between the competitive median and 75th percentile in the aggregate.

        Equity Grant Practices.    The exercise price of each stock option awarded to our executive officers under our 2010 Stock Incentive Plan is the closing price of our Common Stock on the date of grant, which for our annual stock option grants is the date of the regularly scheduled Compensation Committee meeting shortly after the end of each year at which equity awards for senior executives are determined. These meetings are scheduled in advance, and we do not coordinate the timing of equity award grants with the release of financial results or other material announcements by our Company. Under our 2010 Stock Incentive Plan, we may not reprice or replace options at lower exercise prices without stockholder approval.

        As noted above, the Compensation Committee, with the assistance of its independent compensation consultant Frederic W. Cook & Co., worked with our management to revise our equity grant guidelines in 2013. Those guidelines, as updated to reflect our increased share price, the 22 company peer group described above, and the use of a mix of options and restricted stock units (RSUs) or performance shares, as described below, were used for our 2014 annual equity-based incentive awards. Under the guidelines, the total value of the grants we made would increase from the prior year despite the number of underlying shares decreasing because of the increase in our share price and an increase in the number of our employees. As part of the revisions to our equity grant guidelines to reduce dilution from equity awards, for 2014 we shifted from granting exclusively stock options to granting a mix of stock options and performance shares or RSUs. Under our 2014 equity grant guidelines, 75% of the value of an individual's equity-based incentive awards would be in the form of stock options while the remaining 25% would be in the form of performance shares, for executive officers and certain other senior employees, and RSUs, for our other employees. At the time we established our 2014 equity grant guidelines, our 2014 projected share value transfer was at or below the peer group 25th percentile, as compared with between the 25th and 50th percentiles in 2013, and our projected share usage was between the peer 25th and 50th percentile, as compared with in excess of the peer group 75th percentile for 2013.

        Tax Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next three most highly compensated executive officers (excluding the chief financial officer). To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all executive compensation to be deductible.

        Stock Ownership Guidelines.    We have not currently adopted stock ownership guidelines.

Key Elements of Executive Compensation

        Our executive officers' compensation currently includes three primary components: base salary, cash bonus, and equity-based incentive awards. Of these components, only base salary is not tied directly and meaningfully to our Company's performance. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees.

        Base Salary.    Base salaries are designed to attract and retain qualified personnel by providing a consistent cash flow throughout the year as compensation for acceptable levels of performance of day-to-day responsibilities. Base salaries for our executive officers are established based on the scope of their responsibilities, their performance, and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for those executive officers at the time of hire. The Compensation Committee reviews salaries on an annual basis. At such time, the Compensation Committee may change each executive officer's salary based on the individual's contributions and responsibilities over the prior twelve months and any change in competitive market pay levels.

        In January 2014, the Compensation Committee set the 2014 base salaries for our executive officers. Base salary for our new CEO had previously been established through our negotiation of his employment agreement and offer letter, as described in greater detail below under "—Recruitment of CEO." Base salary increases for the other executive officers named in the table below entitled "Summary Compensation Table" who were then in office as executive officers, James M. Daly, David C. Hastings and Richard S. Levy, were between 3.0% and 8.0%; 3.0% was the average base salary increase for all of our employees. The Compensation Committee considered our company's performance in 2013, including our commercial operations, clinical trial progress of our other drug candidates, job performance, internal pay alignment and equity, marketplace competitiveness, and advice from its independent compensation consultant in determining the base salaries for 2014.

        In January 2015, the Compensation Committee set the 2015 base salaries for our executive officers. Base salary increased by 3.0% for our CEO, and base salary increased by 3.0% for the other executive officers named in the table below entitled "Summary Compensation Table" who were employed by us for all of 2014, Mr. Daly, Dr. Levy, and Dr. Huber; 3.0% was the average base salary increase for all of our employees. As David W. Gryska became our Executive Vice President and Chief Financial Officer effective October 31, 2014, his salary was increased by 0.50%, one-sixth of 3.0%. The Compensation Committee considered our Company's performance in 2014, including our commercial operations, clinical trial progress of our other drug candidates, job performance, internal pay alignment and equity, and marketplace competitiveness in determining the base salaries for 2015.

        Incentive Compensation Plan.    Each year, we have established an incentive compensation plan that provides for cash incentive awards for all of our eligible employees. The plans have been designed to align incentive awards for each participant based upon an evaluation of our achievement of corporate objectives, which are approved by our Board based on the recommendations of the Compensation Committee, as well as, in the case of individuals other than our CEO, the achievement of individual business objectives for a particular year. Eligibility to participate in the plans and actual award amounts are not guaranteed and are determined, in the case of our executive officers, at the discretion of the Compensation Committee. After the completion of each year, the Compensation Committee reviews with our CEO the level of achievement of the corporate objectives under the plan and determines the size of the overall bonus pool to be used for awards. The Compensation Committee, with input from our CEO with respect to our other executive officers, may use discretion in determining for each executive officer his or her bonus amount.

        Incentive awards for our executive officers were approved by the Compensation Committee and paid in 2015 pursuant to our 2014 incentive compensation plan. Each of our executive officers other than our CEO had a funding target under the plan of 50% of his or her annual base salary for 2014, with the potential for actual awards under the plan to either exceed or be less than the funding target depending upon corporate performance, as well as the executive officer's achievement of certain individual goals that are predetermined by our CEO. Our CEO had a funding target under the plan of 100% of his annual base salary for 2014, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance; provided, however, that under our CEO's offer letter with us the actual bonus amount for 2014 was to be at least $800,000 (100% of his annual base salary). Target incentive award amounts for each participant were based on the participant's potential impact on our operating and financial results and on market competitive pay practices. Individual performance goals were established for eligible employees other than our CEO, and evaluations were based upon whether the employee met, exceeded or did not meet each established goal. Under our incentive compensation plan, the percentage of potential incentive awards attributable to the achievement of individual goals decreases as seniority increases, with a greater proportion of the potential incentive awards for executive officers being based upon achievement of corporate performance objectives. The Committee believes that it is appropriate to align a higher percentage of our executive officers' total cash compensation with the achievement of our Board-approved corporate objectives because those objectives are determined with a view toward progressing our Company's business and maximizing stockholder value.

        While executive officers other than our CEO have individual performance objectives that are evaluated by our CEO, the outcome of those objectives did not affect awards under our 2014 incentive compensation plan to those officers, and the award amounts were based solely on achievement of the corporate performance objectives.

        Corporate performance objectives for 2014 were based on achievement of drug discovery objectives, representing 20% of the overall objectives, drug development objectives, representing 40% of the overall objectives, commercial objectives, representing 30% of the overall objectives and finance objectives, representing 10% of the overall objectives. Bonus opportunities enabled the payout of up to an additional 20 percentage points. Threshold, target and outperform achievement levels were defined for each corporate objective, resulting in potential payouts ranging from 0% to 150% for each objective depending on achievement of such performance levels. At the time the corporate performance objectives for 2014 were set, the Committee and management believed that achievement of the target levels of performance would be difficult and challenging, but achievable with significant effort and skill, focused commercial efforts, favorable preclinical study and clinical trial results, and successful stock price performance.

        In January 2015, the Compensation Committee evaluated the achievement of the 2014 corporate performance objectives and determined that incentive awards under our 2014 incentive compensation plan should be based upon achievement of 143.75% of the target level of corporate performance objectives. The various objective categories, target payouts and actual payouts, are listed in the table below.

Objectives	Target %	Payout %
Discovery	20
INDs	10	15
Back-up discovery programs	5	5
New programs	5	7.5
Drug Development	40
Ruxolitinib for polycythemia vera	15	15
Medical affairs PV launch support	5	7.5
Ruxolitinib for MF and solid tumors	5	3.75
IDO programs	10	15
Other clinical programs	5	0
Bonus opportunity		5
Commercial	30
Net sales	25	37.5
Uncontrolled PV awareness and education	5	7.5
Bonus opportunity		10
Finance	10	15

Total payout %		143.75

Of our discovery objectives, we achieved our IND objectives, which related primarily to IND filings for specified compounds for future potential drug candidate programs, at the outperform level as we filed INDs for new JAK1 selective inhibitors and our new FGFR- and BRD-selective inhibitors. We achieved our back-up discovery programs objective, relating to the identification and pre-clinical development of back-up compounds for certain programs, at the target level, and achieved our new programs objective, relating to the identification of new compounds with specified characteristics and activity, at the outperform level. Of our drug development objectives, we achieved our regulatory objectives for our ruxolitinib for polycythemia vera (PV) program at the outperform level by achieving the primary endpoint in the RESPONSE clinical trial and submitting the new drug application (NDA) within a specified time period. We met our medical affairs PV launch support objectives at the outperform level because we achieved a specified number of objectives relating to publication in peer review journals, presentation of clinical trial data and other activities. We achieved our objectives for ruxolitinib for myelofibrosis (MF) and solid tumors, relating to MF labeling and clinical trial enrollment, at the threshold level. We met our IDO program objectives, relating to the collaborative trials with PD-1 or PD-L1 targeted agents, at the outperform level and we achieved a bonus opportunity because we entered into four collaborative agreements for combination studies with epacadostat, our IDO inhibitor, and immune checkpoint inhibitors from AstraZeneca, Bristol-Myers Squibb, Genentech and Merck & Co. We did not meet our objectives for other earlier stage clinical programs, which related to the progress of certain clinical trials and achievement of specified clinical trial results. Of our commercial objectives, we met our net sales objectives at the outperform level as a result of achieving net sales in excess of $345 million. We met our uncontrolled PV disease awareness and education objectives, relating to our non-promotional PV disease awareness, education and patient and identification initiative, at the outperform level. In addition, we achieved a commercial bonus opportunity worth 10 percentage points by achieving total revenue in excess of $500 million. We met our finance objectives at the outperform level, because our stock price performance was more than a specified number of percentage points above that of the NASDAQ Biotechnology Index. Based on these corporate performance results, each of our executive officers received incentive awards for 2014 equal to 143.75% of his or her funding target.

        In January 2015, our Board, based on the recommendations of the Compensation Committee, approved corporate objectives for our 2015 incentive compensation plan. Under this plan, the funding targets for our executive officers remain the same as for 2014, and our CEO has no guaranteed bonus amount under this year's plan. Corporate performance objectives for 2015 are based on achievement of drug discovery objectives, representing 20% of the overall objectives, drug development objectives, representing 30% of the overall objectives, commercial objectives, representing 40% of the overall objectives, and finance objectives, representing 10% of the overall objectives. Bonus opportunities for certain objectives enable the payout of up to an additional 35 percentage points. Threshold, target and outperform achievement levels are defined for each corporate objective and, depending on the achievement of those performance levels, a payout ranging from 0% to 150% may be made for each objective. The Committee and management believe that achievement of the target levels of performance for the objectives will be difficult and challenging, but achievable with significant effort and skill, favorable preclinical study and clinical trial results, continued strong commercial performance, and successful stock price performance.

        Equity-Based Incentive Awards.    The Compensation Committee administers equity-based incentive awards, such as stock option grants, that are made to our executive officers under our 2010 Stock Incentive Plan. The Compensation Committee believes that by providing those persons who have substantial responsibility for our management and growth with an opportunity to increase their ownership of our stock, the best interests of our stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive equity-based incentive awards when the Compensation Committee performs its annual review, although these awards may be granted at other times in recognition of exceptional achievements. As is the case when the amounts of base salary and initial equity awards are determined, the Compensation Committee conducts a review of all components of an executive officer's compensation when determining annual equity awards to ensure that the executive's total compensation conforms to our overall philosophy and objectives.

        Under our 2010 Stock Incentive Plan, we may grant restricted shares, performance shares, RSUs or stock appreciation rights. In January 2014, the Management Stock Option Committee, a subcommittee of the Compensation Committee, in conjunction with Frederic W. Cook & Co. and our management, established a revised equity grant program that involves the use of performance shares and RSUs in addition to stock options, which is intended to reduce dilution to stockholders and for our executives to tie compensation to performance goals over periods greater than one year. Under the guidelines, our executive vice presidents have an equity award grant date target value of $900,000, which equaled the competitive 50th percentile, although the Management Stock Option Committee could determine to grant amounts different from the target values, which it did for the 2014 grants to two of our named executive officers who were determined to have had outstanding performance in 2013, James M. Daly and Richard S. Levy. As discussed below under "—Recruitment of New CEO," under our CEO's offer letter with us, the grant date fair value of his equity awards for 2014 was to be $4,500,000. In January 2014, the Management Stock Option Committee approved equity-based incentive awards for our executive officers in connection with the Committee's evaluation of our 2013 performance. Each of our executive officers was granted options to purchase shares of our Common Stock and a performance share award. For each executive officer, the value as of the grant date of the options was equal to 75%, and the value of the shares underlying the performance share award was equal to 25%, of the aggregate value of such options and shares, in each case as determined under generally accepted accounting principles consistent with the valuation of our Company's equity incentives. Values reported in the under "—Summary Compensation Table" may not exactly equate to the target value because the actual number of shares for each award is determined based on our closing stock price immediately prior to the Management Stock Option Committee meeting, and the value for financial reporting and summary compensation table purposes is based on our closing price on the grant date, which is the date of that meeting. The Management Stock Option Committee also approved the total number of options to be awarded to all employees of the Company in connection with this annual review of stock option grants and reviewed the relative levels of grants to executive officers in relation to grants to non-executive officer employees.

        Each performance share award made in January 2014 will convert into actual shares of our Common Stock based on our attainment of pre-established performance goals measured over a three-year performance period ending December 31, 2016 and the individual's continued service with our Company during the performance period.

        The actual number of shares of our Common Stock into which each performance share award may convert will be calculated by multiplying the target number of performance shares allocated to that award by performance percentage multipliers ranging from 0% to 125% based on the actual level at which the applicable performance goals are achieved, as certified by the Compensation Committee (or, as applicable, the Management Stock Option Committee). The performance goals include clinical milestones, weighted at 50%, and revenue milestones, weighted at 50%. There are three clinical milestones relating to our JAK inhibitor ruxolitinib: (1) obtain U.S. approval in hydroxyurea refractory or intolerant PV, (2) obtain supplementary FDA approval of a symptomatic benefit claim in PV, and (3) meet the protocol defined primary survival endpoint in a Phase III second-line pancreatic cancer clinical trial. Achievement of all three clinical milestones will result in the maximum percentage multiplier of 125%, achievement of two clinical milestones will result in the target percentage multiplier of 100%, and achievement of one clinical milestone will result in the threshold percentage multiplier of 75%. The multiplier will be 0% if no clinical milestones are achieved. The revenue milestones are based on cumulative net product sales over the three-year performance period ending December 31, 2016 and achievement of maximum, target and threshold levels will result in percentage multipliers of 125%, 100% and 75%, respectively, with achievement below the threshold level resulting in a percentage multiplier of 0%.

        In January 2015, the Management Stock Option Committee approved equity-based incentive awards for our executive officers in connection with the Committee's evaluation of our 2014 performance. Each of our executive officers was granted options to purchase shares of our Common Stock and an RSU based on our equity award guidelines. Our CEO received awards with a grant date target value of $3,750,000, which fell between the 25th and 50th percentiles for the peer group used for competitive compensation data for our 2015 annual executive compensation determinations, and each of our executive vice presidents received awards with a grant date target value of $900,000. For each executive officer, the value as of the grant date of the options was equal to 75%, and the value of the shares underlying the RSU was equal to 25%, of the aggregate value of such options and shares, in each case as determined under generally accepted accounting principles consistent with the valuation of our Company's equity incentives. Values reported in the under "—Summary Compensation Table" may not exactly equate to the target value because the actual number of shares for each award is determined based on our closing stock price immediately prior to the Management Stock Option Committee meeting, and the value for financial reporting and summary compensation table purposes is based on our closing price on the grant date, which is the date of that meeting.

        We believe that our use of stock options and performance shares aligns employees' interests with our stockholders' long-term interests, focus employees on enhancing stockholder value and, due to the three year service-based vesting for options and continued service requirement over the performance shares' three-year performance period, promote employee retention. Our performance shares also help to focus employees on achieving our longer-term goals. We believe that our use of RSUs, which vest only if the recipient has provided continued service over three years, promotes employee retention and focuses employees on enhancing stockholder value.

        While the Management Stock Option Committee, in its discretion, may, as it did in January 2014, elect to make grants of restricted shares, performance shares, RSUs or stock appreciation rights if it deems it advisable, the 2010 Stock Incentive Plan contains a limit on the total amount of shares that may be issued other than upon the exercise of stock options or stock appreciation rights or pursuant to sales of restricted shares at purchase prices at least equal to the fair market value of the shares sold. That limit is currently 1,500,000 shares, 100,000 shares of which were issued in connection with the December 2011 RSU grant to our former CEO, Dr. Friedman, 398,477 shares have been reserved for issuance, net of cancellations, as a result of the 2014 grants of performance shares and RSUs to new and existing employees, and 159,525 shares have been reserved for issuance, net of cancellations, as a result of the January 2015 grants of RSUs in connection with annual compensation reviews. The January 2014 grant to Mr. Hoppenot, in connection with his employment as our new CEO, of RSUs covering 400,000 shares was not made under our 2010 Stock Incentive Plan and, thus, does not count against this limit.

        Termination Based Compensation Under Employment Agreements and Offer Letters.    Our executive officers are parties to employment agreements and offer letters, as described below under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

        These employment agreements and offer letters provide for severance payments and acceleration of vesting of equity-based awards upon termination of employment under the circumstances described below under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." In general, the employment agreements provide for severance benefits if an officer's employment is terminated within 24 months following a change in control. These agreements are designed both to attract executives, as we compete for talented employees in a marketplace where such protections are routinely offered, and to retain executives and provide continuity of management in the event of an actual or threatened change in control.

        Other Compensation.    All of our full-time employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our 401(k) and life and disability insurance programs. These benefits are designed to provide our executive officers and eligible employees a competitive total compensation package that enables us to attract and retain qualified personnel. As discussed below under "—Recruitment of New CEO," under our employment agreement with our CEO, we pay the premiums with respect to a six-year insurance policy that becomes payable to the CEO or his estate upon his disability or death.

Recruitment of CEO

        On December 24, 2013, we entered into an employment offer letter with Mr. Hoppenot to serve as our CEO. Mr. Hoppenot entered into an employment agreement with us on January 11, 2014 and started work with us as our CEO on January 13, 2014. Our Board recruited Mr. Hoppenot because they believed his personal and leadership qualities, accomplishments in the pharmaceuticals industry, leadership of Novartis Oncology, knowledge of our Company through his leadership of Novartis' collaboration with us, and extensive experience in building a global organization, made him the right person to lead our Company into the next stage of its growth and to build our Company into a global biopharmaceutical company. As President of Novartis Oncology, Mr. Hoppenot was responsible for translational medicine, development, approval and commercialization, which included $11 billion in global sales, the largest oncology pipeline in the industry, and approximately 8,000 employees in 50 countries. Mr. Hoppenot's combination of global experience and proven success placed him in high demand, which increased the level of difficulty involved in recruiting him to join our Company. The commencement of Mr. Hoppenot's employment on January 13, 2014 was an important objective for our Company in order to ensure his participation in a major healthcare investor conference later in January 2014 and his leadership in defining our strategic direction for 2014.

        In reaching the terms of the offer letter for Mr. Hoppenot, the independent members of our Board considered, in addition to peer company compensation data, data with respect to new CEO offers for mid-capitalization life sciences companies with a 50th percentile market capitalization at the time of hire of approximately $6.4 billion. This peer company and comparative data was used to inform, but not dictate, the Board's decision regarding its offer. The Board recognized the need to be competitive with Mr. Hoppenot's existing compensation arrangements at his previous employer and to make up for compensation that Mr. Hoppenot would be forfeiting to join our Company, as well as to persuade him to join our Company and to ensure his retention going forward. The compensation package provided for in Mr. Hoppenot's offer letter and employment agreement were the result of extensive negotiations, and take into account the totality of the circumstances, including the competitiveness in our industry for executive talent. In extending the offer to Mr. Hoppenot, our Board determined that the compensation levels, awards and other terms of his agreements were appropriate and necessary to attract Mr. Hoppenot, and include meaningful performance-based components that align with the interests of our stockholders. The independent members of our Board collectively represent a significant percentage of our outstanding shares and convertible notes, which supports the Board's belief that its decisions in this regard were in the best and long-term interests of our Company and our stockholders, as ultimately evidenced by:

  •
  the smooth transition from Dr. Friedman to Mr. Hoppenot;

  •
  the stability of our key management team members during the transition;

  •
  the performance of our stock in 2014; and

  •
  our continued successful commercial, clinical and development progress in 2014.

        Salary and Incentive Compensation Plan Bonus.    Pursuant to the offer letter, Mr. Hoppenot was entitled to an initial base salary of $800,000 and to participate in our annual incentive compensation plan with a funding target of 100% of his annual base salary and a minimum bonus under that plan for 2014 of $800,000. The base salary was between our competitive median and the 75th percentile and the total target annual cash was somewhat below the competitive 75th percentile and essentially the median of the mid-capitalization life sciences company new CEO offers. Beginning in 2015, Mr. Hoppenot's base salary will be reviewed annually by the Compensation Committee. Future bonuses under the incentive compensation plan will be determined by the Compensation Committee in its discretion based on the achievement of performance goals to be determined annually by the Board or, as applicable, the Committee.

        Long-Term Equity-Based Awards.    The offer letter provided that Mr. Hoppenot would receive, in connection with our annual equity-based incentive award process, an award in 2014 as an inducement to joining us with an aggregate value as of the grant date equal to $4,500,000, determined under generally accepted accounting principles consistent with the valuation of the Company's equity incentives. This amount was at essentially the median of the mid-capitalization life sciences company new CEO offers, and the Board noted that it also was well above our peer group's 50th percentile but below our peer group's 75th percentile. Mr. Hoppenot was to receive the same types of awards and in the same proportions (75% of the value in the form of stock options and 25% of the value in the form of performance shares) as approved for our other senior executives. Mr. Hoppenot received an initial award in January 2014 of options to purchase 124,148 shares of our Common Stock and 17,428 performance shares. Mr. Hoppenot will be eligible to receive future annual equity awards as determined by the Compensation Committee, and all such equity awards, including the initial awards, will be subject to vesting or attainment of performance criteria, as applicable, at the same levels as apply to awards of the same type granted to the Company's other senior executives for the same fiscal year. The vesting schedule for options granted in 2014 and 2015 is three years, with "cliff vesting" of one-third of the shares after one year and ratable monthly vesting thereafter. The performance shares vest upon attainment of performance criteria and if the recipient continues to be employed by us during the three year performance period. As discussed above under "Key Elements of Executive Compensation—Equity-Based Incentive Awards," we believe that our use of stock options and performance shares aligns employees' interests with our stockholders' long-term interests, focus employees on enhancing stockholder values and, due to the three year service-based vesting for options and continued service requirement over the performance shares' three-year performance period, promote employee retention.

        One-Time Sign-On Bonus.    Pursuant to the offer letter, Mr. Hoppenot also received a signing bonus of $2,200,000, one quarter of which was paid upon commencement of employment and the remainder of which was payable in equal installments on the first day of each of the second, third and fourth calendar quarters of 2014. This bonus was intended as a make-whole award to replace the near-term portion of the compensation Mr. Hoppenot forfeited by leaving his previous employer, including a cash bonus for 2013 and vesting of restricted shares. As noted above, it was necessary for Mr. Hoppenot's employment with us to begin in mid-January 2014 to ensure his participation in a major healthcare investor conference later in January 2014 and his leadership in defining our strategic direction for 2014. The bonus included a vesting feature intended to dissuade a voluntary departure during the first year. Except as otherwise provided in his employment agreement, Mr. Hoppenot was required to remain employed by us through the first calendar day of each such quarter in order to receive the quarterly portion of this signing bonus.

        One-Time RSU Grant.    On December 14, 2013, our Board approved an offer to Mr. Hoppenot that included a one-time grant of 400,000 RSUs, with one-sixth of the RSUs vesting at the end of each of the calendar years 2014 through 2019. As of that date, the RSUs had a fair value of $19.6 million, based on our $48.89 stock price on that date. Approximately two-thirds of the RSUs were intended to represent a make-whole award to replace the longer-term, equity-based, portion of the compensation Mr. Hoppenot forfeited by leaving his previous employer, and approximately one-third of the RSUs were intended to represent an inducement for Mr. Hoppenot to join our Company. Due to a confidentiality agreement between Mr. Hoppenot and his previous employer, additional disclosure surrounding the details of Mr. Hoppenot's forfeited equity-based compensation is not possible. Between December 14, 2013 and Mr. Hoppenot's employment commencement date in January 2014, our stock price increased from $48.89 to $59.11, or by $10.22 per share, which resulted in an additional $4.1 million in grant value. The six-year vesting was intended to provide a significant incentive for Mr. Hoppenot to remain employed by our Company, and the vesting period is twice as long as our standard performance share and RSU vesting period. In addition, we believe this six-year vesting period creates long-term alignment between Mr. Hoppenot's compensation and our performance. Each RSU represents the right to acquire one share of the Company's Common Stock. Vesting of the RSUs will be subject to Mr. Hoppenot's continued employment on the applicable vesting dates, subject to earlier, "double trigger" acceleration of vesting upon a change of control in accordance with the terms of his employment agreement. The RSU grant resulted in approximately an additional year's vesting as compared with the equity awards forfeited by Mr. Hoppenot, and our stock is considerably more volatile than that of his previous employer, so rather than offering to replace Mr. Hoppenot's awards on a dollar value basis, our Board approved an offer based on a fixed number of RSUs.

        Life Insurance and Disability Insurance Coverage.    The provisions of Mr. Hoppenot's forfeited equity based awards with his previous employer provided for an acceleration of vesting of a majority of the awards in the event of his death or permanent disability. Our one-time grant of 400,000 RSUs to Mr. Hoppenot does not contain a similar provision. To provide Mr. Hoppenot with similar economic value, we agreed in Mr. Hoppenot's employment agreement to pay the premiums for an insurance policy that will remain in place for the six-year period that commenced on the first day of his employment that will pay $15 million to Mr. Hoppenot upon termination of his employment for disability or his estate on his death. The six-year period for the life and disability insurance is the vesting period for the 400,000 RSUs. Mr. Hoppenot's initial employment agreement also required us to gross-up each premium amount so that the total payment made by us was sufficient to cover the premiums and all federal, state and local income taxes incurred by Mr. Hoppenot. For 2014, the premiums, inclusive of the tax gross-up, amounted to $432,166, with the insurance premiums amounting to $218,357 and the gross up for taxes amounting to $213,809. In April 2015, we amended Mr. Hoppenot's employment agreement so that we will no longer be required to gross-up each premium amount to cover taxes incurred by Mr. Hoppenot, and increased his base salary by $80,000.

        Employment Agreement.    Mr. Hoppenot's employment agreement with us is generally in our standard form of employment agreement for our executive officers and differs from our prior CEO Paul Friedman's employment agreement in only a limited number of respects. Aside from reflecting the different equity-based incentive awards received by Mr. Hoppenot, from a compensation standpoint, the main differences in Mr. Hoppenot's employment agreement from Dr. Friedman's employment agreement are (1) if, prior to a change of control, we terminate Mr. Hoppenot's employment other than for cause or if Mr. Hoppenot terminates his employment for good reason, we would be obligated to pay 1.5 times (versus one times in the case of Dr. Friedman) Mr. Hoppenot's annual salary and target bonus and Mr. Hoppenot would receive 18 months (versus 12 months in the case of Dr. Friedman) accelerated vesting for his equity awards and (2) as discussed above, upon death or disability of Mr. Hoppenot, rather than accelerating vesting of the one-time grant of RSUs as was the case with Dr. Friedman, we agreed to pay the premiums on an insurance policy, which would remain in place for six years, that would pay $15 million to Mr. Hoppenot upon termination of his employment for disability or his estate on his death. Mr. Hoppenot's agreement, as with our other executive officer employment agreements, contains no provision for a tax gross-up payment in respect of the so-called "golden parachute" excise taxes that may become payable under sections 4999 and 280G of the Internal Revenue Code. Instead, to the extent severance payments would trigger an excise tax, the amount of payments would be reduced to provide the greatest after-tax proceeds without a gross-up. Mr. Hoppenot's employment agreement is described more fully below under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

        Summary of Compensation Paid to CEO in 2014.    The following table shows the compensation we paid to Mr. Hoppenot for 2014, as set forth under "Summary Compensation Table," presented in two categories: the first relating to the one-time inducement and make-whole related payments described above, and the second relating to Mr. Hoppenot's ongoing base and incentive compensation as our CEO.

Compensation Category	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
One-time	—	2,200,000	(1)	23,644,000	(2)	—		—		437,166	(3)	26,281,166
CEO base and incentive	738,462	—		1,124,977	(4)	3,374,978	(5)	1,150,000	(6)	21,443	(7)	6,409,860

	738,462	2,200,000		24,768,977		3,374,978		1,150,000		458,609		32,691,026

(1)
Represents the one-time, cash sign-on bonus described above under "One-Time Sign-On Bonus."

(2)
Represents the grant date fair value of a one-time grant of 400,000 RSUs, as to which one-sixth of the RSUs vest at the end of each of the calendar years 2014 through 2019, as described above under "One-Time RSU Grant."

(3)
Represents life insurance and accident and sickness permanent total disability policy premiums (inclusive of tax gross-up) paid on Mr. Hoppenot's behalf, as described above under "Life Insurance and Disability Insurance Coverage."

(4)
Represents the grant date fair value of 17,428 performance shares granted to Mr. Hoppenot, as described above under "Long-Term Equity-Based Awards."

(5)
Represents the grant date fair value of options to purchase 124,148 shares granted to Mr. Hoppenot, as described above under "Long-Term Equity-Based Awards."

(6)
Represents the bonus paid to Mr. Hoppenot under our 2014 Incentive Compensation Plan.

(7)
Represents payments made (inclusive of tax gross-up) on Mr. Hoppenot's behalf for financial planning services that are offered to our executives.

Compensation Committee Report

This report shall not deemed to be "soliciting material" or "filed" with the Securities and Exchange Commission or be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates it by reference into a document filed under such Acts.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with our management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee
Paul A. Brooke Barry M. Ariko Julian C. Baker

Named Executive Officers

        The Summary Compensation Table, Grants of Plan-Based Awards Table and the tables that follow provide compensation information for our named executive officers, including Hervé Hoppenot, our President and CEO since January 2014, Paul A. Friedman, our President and CEO until January 2014, David W. Gryska, our Executive Vice President and Chief Financial Officer since October 2014, David C. Hastings, our Executive Vice President and Chief Financial Officer until October 2014, and James M. Daly, Reid M. Huber and Richard S. Levy.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Hervé Hoppenot	2014	738,462	2,200,000	24,768,977	(11)	3,374,978	1,150,000	458,609	32,691,026

President and
Chief Executive Officer(5)

Paul A. Friedman	2014	92,898	58,000	—		170,895	—	97,069	418,862

Former President and	2013	687,781	—	—		1,390,008	732,369	20,761	2,830,919

Chief Executive Officer(6)	2012	666,458	—	—		1,735,821	603,000	14,381	3,019,660

David W. Gryska	2014	63,788	50,000	524,946		1,574,974	64,089	30,645	2,308,442

Executive Vice President and
Chief Financial Officer(7)

David C. Hastings	2014	353,492	—	224,892		674,980	—	596,468	1,849,832

Former Executive Vice	2013	357,565	—	—		347,503	253,409	5,848	964,325

President and
Chief Financial Officer(8)	2012	351,129	—	—		771,478	211,729	5,829	1,340,165

James M. Daly	2014	520,968	—	320,039		960,288	375,709	6,298	2,183,302

Executive Vice President and	2013	506,635	—	—		695,005	359,056	235,280	1,795,976

Chief Commercial Officer(9)	2012	76,923	—	—		1,942,153	150,000	18,746	2,187,822

Reid M. Huber	2014	365,558	—	999,932		599,978	271,688	5,378	2,242,534

Executive Vice President and
Chief Scientific Officer(10)

Richard S. Levy	2014	402,977	—	324,945		974,998	292,180	6,818	2,001,918

Executive Vice President and	2013	373,423	—	—		1,042,506	265,933	6,664	1,688,526

Chief Drug Development	2012	354,602	—	—		771,478	212,761	6,569	1,345,410

and Medical Officer

(1)
For 2014, amounts shown under the "Bonus" column represent employment signing bonuses. Mr. Hoppenot received a signing bonus of $2,200,000, one quarter of which was paid upon commencement of employment and the remainder of which was payable in equal installments on the first day of each of the second, third and fourth calendar quarters of 2014. Dr. Friedman received a payment of $58,000 to compensate him for his assistance in the transition of the CEO position following Dr. Friedman's formal retirement in January 2014. Mr. Gryska received a signing bonus of $50,000 that was paid upon commencement of employment.

(2)
Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts reported above in the "Stock Awards" and "Option Awards" columns represent the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years, as determined in accordance with ASC 718. The reported amounts for 2014 include the grant date fair values of option awards, restricted stock units RSUs and performance shares and include, for Mr. Hoppenot, the grant date fair value of a one-time grant of 400,000 RSUs, as to which one-sixth of the RSUs vest at the end of each of calendar years 2014 through 2019 subject to Mr. Hoppenot's continued employment. The grant date fair values of performance shares were calculated by multiplying the closing price of our Common Stock on the grant date by the target number of shares payable if the performance targets for those shares are achieved at the target level of 100%. Additional information with respect to 2014 option, RSU and performance share awards is set forth in the "2014 Grants of Plan-Based Awards" table below.

(3)
Amounts listed in this column represent bonuses paid under the annual incentive compensation plan for each of the respective years. These amounts are not reported in a separately identified Bonus column because the awards are tied to corporate performance objectives. The amount shown for Mr. Daly for 2012 represents 50% of the amount to which Mr. Daly would have been entitled had he been employed by us for all of 2012, and reflects proration for the portion of 2012 during which he was employed by us and a discretionary percentage based on our CEO and the Compensation Committee's evaluation of his performance in 2012. The amount shown for Mr. Gryska for 2014 reflects proration for the portion of 2014 during which he was employed by us.

(4)
Amounts listed in this column for each year represent payments made for group term life insurance and $5,000 in matching contributions under our 401(k) plan, except with respect to Mr. Daly, who received $3,000 in matching contributions in 2012, and Mr. Gryska, who received no matching contribution in 2014. The amount for Mr. Hoppenot in 2014 includes: (a) $432,166 (inclusive of a tax gross up of $213,809) of life insurance and accident and sickness permanent total disability policy premiums paid on Mr. Hoppenot's behalf and (b) $21,443 (inclusive of a tax gross up of $10,443) of financial planning services provided to Mr. Hoppenot. The amount for Mr. Hastings in 2014 includes (a) a $553,380 payment in connection with the termination of his employment and (b) a $33,407 payment for his accrued vacation. The amounts for Mr. Daly in 2013 and 2012 include $229,022 (inclusive of tax gross up of $73,153) and $15,555 (inclusive of a tax gross up of $5,555), respectively, in connection with his relocation. The amount for Mr. Gryska in 2014 includes $30,537 (inclusive of a tax gross up of $11,034) in connection with his relocation.

(5)
Mr. Hoppenot was appointed President and CEO effective January 2014.

(6)
Dr. Friedman served as President and CEO until January 2014.

(7)
Mr. Gryska was appointed Executive Vice President and Chief Financial Officer effective October 2014.

(8)
Mr. Hastings served as Executive Vice President and Chief Financial Officer until October 2014.

(9)
Mr. Daly was appointed as Executive Vice President and Chief Commercial Officer in October 2012.

(10)
Dr. Huber was appointed Executive Vice President and Chief Scientific Officer in May 2014.

(11)
Represents the grant date fair value of a one-time grant of 400,000 RSUs, as to which one-sixth of the RSUs vest at the end of each of the calendar years 2014 through 2019, as described above under "Compensation Discussion and Analysis—Recruitment of CEO—One-Time RSU Grant" and the grant date fair value of 17,428 performance shares granted to Mr. Hoppenot, valued as described in note (2).

2014 Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stocks or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (Shares)(3)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Hervé Hoppenot	—	800,000	800,000	1,360,000

	1/13/2014							400,000			23,644,000	(7)

	1/21/2014				13,071	17,428	21,785				1,124,977	(8)

	1/21/2014								124,148	64.55	3,374,978

Paul A. Friedman	1/21/2014								7,500	64.55	170,895

David W. Gryska	—	200,625	267,500	454,750

	10/31/2014							7,828			524,946

	10/31/2014								55,376	67.06	1,574,974

David C. Hastings	—	138,385	184,460	315,583

	1/21/2014				2,613	3,484	4,355				224,892

	1/21/2014								24,829	64.55	674,980

James M. Daly	—	196,021	261,362	444,316

	1/21/2014				3,718	4,958	6,197				320,039

	1/21/2014								35,324	64.55	960,288

Reid M. Huber	—	135,000	180,000	306,000

	1/21/2014				2,323	3,098	3,872				199,976

	1/21/2014								22,070	64.55	599,978

	4/8/2014							16,309			799,956

Richard S. Levy	—	152,442	203,256	345,535

	1/21/2014				3,775	5,034	6,292				324,945

	1/21/2014								35,865	64.55	974,998

(1)
The target incentive amounts shown in this column reflect our annual incentive plan awards originally provided under the 2014 incentive compensation plan and represent the pre-established target awards as a percentage of base salary for the 2014 fiscal year, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual's performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual 2014 incentive compensation plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

(3)
Awards under these columns represent performance shares. The actual number of shares of Common Stock into which each performance share award may convert will be calculated by multiplying the target number of performance shares allocated to that award by performance percentage multipliers ranging from 0% to 125% based on the actual level at which the applicable performance goals are achieved, as certified by the Compensation Committee. The performance goals include clinical milestones, weighted at 50%, and revenue milestones, weighted at 50%. The multiplier will be 0% if no clinical milestones are achieved. The revenue milestones are based on cumulative net product sales over the three-year performance period ending December 31, 2016 and achievement of maximum, target and threshold levels will result in percentage multipliers of 125%, 100% and 75%, respectively, with achievement below the threshold level resulting in a percentage multiplier of 0%. In addition to the performance goals, vesting of the performance shares is subject to the individual's continued employment through the performance period.

(4)
Awards listed in this column represent RSUs that will vest in full on the third anniversary of the grant date, in the case of RSUs granted to Mr. Gryska and Dr. Huber, and, in the case of Mr. Hoppenot, the grant made on his January 13, 2014 employment commencement date of 400,000 RSUs, as to which one-sixth of the RSUs vest at the end of each of calendar years 2014 through 2019 subject to Mr. Hoppenot's continued employment. Vesting of the RSUs is subject to acceleration under the circumstances described under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(5)
Options listed in this column become exercisable as to one-third of the shares on the first anniversary of the grant date, with the remaining shares vesting ratably each month thereafter over the following two years, and have a term of seven years, subject to earlier termination in certain events relating to termination of employment. Vesting of the options is subject to acceleration under the circumstances described under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(6)
Represents the aggregate fair value of stock and option awards computed as of the grant date of each performance share, RSU or option award in accordance with ASC 718, rather than amounts paid to or realized by the named individual. There can be no assurance that options will be exercised (in which case no value will be realized by the individual), that the value on exercise of options will approximate the compensation expense we recognized, or that the price of our Common Stock when RSUs vest and if and when performance shares vest will equal or exceed the price of our Common Stock on the date of the applicable RSU or performance share award. The grant date fair values of performance shares were calculated by multiplying the closing price of our Common Stock on the grant date by the target number of shares payable if the performance targets for those shares are achieved at the target level of 100%.

(7)
Represents the grant date fair value of a one-time grant of 400,000 RSUs, as to which one-sixth of the RSUs vest at the end of each of the calendar years 2014 through 2019, as described above under "Compensation Discussion and Analysis—Recruitment of CEO—One-Time RSU Grant."

(8)
Represents the grant date fair value of 17,428 performance shares granted to Mr. Hoppenot, as described above under "Compensation Discussion and Analysis—Recruitment of CEO—Long-Term Equity-Based Awards."

Salary

        The annual salaries of the named executive officers are reflected under the Salary column of the Summary Compensation Table. The Compensation Committee reviews salaries on an annual basis, and may change each executive officer's salary based on the individual's contributions and responsibilities over the prior twelve months and any change in comparable company pay levels. In January 2014, the Compensation Committee set the 2014 base salaries for our executive officers. Salary compensation is discussed in greater detail under the heading "Executive Compensation—Compensation Discussion and Analysis."

Incentive Compensation

        All named executive officers received a bonus for the 2014 fiscal year under our discretionary 2014 incentive compensation plan. This bonus is reflected under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table because, except as noted in footnote (3) to that table, the bonus is tied to the corporate performance of the Company. The plan established cash incentive awards for all of our eligible employees for 2014, and was designed to align incentive awards for each participant's individual performance with our corporate goals. Incentive awards for our executive officers were approved by the Compensation Committee in January 2015 and paid in March 2015 pursuant to this plan. Our executive officers each had a funding target under the plan, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance, as well as each executive officer's individual performance. The range of the 2014 awards at the time of establishment of the plan is set forth under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column to the Grants of Plan-Based Awards Table. Actual incentive award amounts paid to named executive officers for 2014 pursuant to this plan were based on the achievement of corporate goals that were predetermined by the Compensation Committee, as described in greater detail under the heading "Executive Compensation—Compensation Discussion and Analysis," and is disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

        In 2014, all named executive officers received grants of options to purchase Common Stock and a performance share award, except for Mr. Gryska, who received a grant of options and RSUs upon joining our Company, and Dr. Friedman, who received an option grant in connection with the transition of his services prior to his formal retirement that was intended to compensate him in essentially the same manner as if he was serving as a non-employee director. Dr. Huber also received a one-time grant of RSUs in April 2014. The numbers and grant date fair values of these awards under ASC 718 are set forth in the Grants of Plan-Based Awards Table. The exercise price for options awarded in 2014 was the fair market value of our Common Stock on the grant date and they will generally vest and become exercisable as to one-third of the shares on the first anniversary of the grant date, with the remaining shares vesting ratably each month thereafter over the following two years. Each performance share award will convert into actual shares of our Common Stock based on our attainment of pre-established performance goals measured over a three-year performance period ending December 31, 2016 and the individual's continued service with our Company during the performance period.

        The amounts, if any, actually realized by the named executive officers for the 2014 awards will vary depending on the vesting of the award and the price of our Common Stock in relation to the exercise price at the time of exercise. Detail regarding the number of exercisable and unexercisable options held by each named executive officer at year-end is set forth in the Outstanding Equity Awards at Fiscal Year-End Table.

Compensation Risk Assessment

        The Compensation Committee, in consultation with the Company's executive management, reviewed the Company's compensation policies and practices for its employees and concluded that risks arising from those policies and practices are not reasonably likely to have a material adverse effect on the Company.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        In January 2014, Paul A. Friedman retired as our President and CEO, at which time Dr. Friedman's employment agreement with the Company was terminated.

        In April 2014, the Compensation Committee and Management Stock Option Committee approved amendments to outstanding employee stock option and RSU agreements and to the forms of agreements for future employee stock option and RSU agreement to provide that, in the event of a change in control of the Company, (i) if the successor corporation does not assume or substitute comparable awards for all outstanding employee options and RSUs, then as of the date of completion of the change in control transaction, the vesting of such options and RSUs shall be accelerated in full, and (ii) if outstanding options and RSUs are assumed or replaced by comparable awards by the successor corporation and within one year after the change in control, an equity awardee's service as an employee is terminated without cause or due to constructive termination, then the vesting of such person's assumed or substituted options and RSUs shall be accelerated in full. The value of such acceleration in full for each Named Executive Officer, assuming such termination or event was effective as of December 31, 2014, is set forth in the table below under the heading "Potential Payments Upon Termination in Connection with a Change in Control."

President and CEO

        In connection with his appointment as President and CEO in January 2014, Mr. Hoppenot and the Company entered into an offer of employment letter and an employment agreement.

        Pursuant to the offer letter, Mr. Hoppenot was entitled to an initial base salary of $800,000 and participated in the Company's annual incentive compensation plan with a funding target for a cash bonus under such plan of 100% of his annual base salary and a minimum bonus for 2014 of $800,000. Mr. Hoppenot's base salary is reviewed annually by the Compensation Committee. Future bonuses under the incentive compensation plan will be determined by the Compensation Committee in its discretion based on the achievement of performance goals to be determined annually by the Board or, as applicable, the Committee. Pursuant to the offer letter, Mr. Hoppenot also received a signing bonus of $2,200,000, one quarter of which was paid upon commencement of employment and the remainder of which is payable in equal installments on the first day of each of the second, third and fourth calendar quarters of 2014. Except as otherwise provided in his employment agreement, Mr. Hoppenot must have remained employed by the Company through the first calendar day of each such quarter in order to receive the respective quarterly portion of the signing bonus.

        Mr. Hoppenot received an initial award in January 2014 of options to purchase 124,148 shares of Common Stock and 17,428 performance shares under the Company's 2010 Stock Incentive Plan with an aggregate value as of the grant date equal to $4,500,000, determined under generally accepted accounting principles consistent with the valuation of the Company's equity incentives. Mr. Hoppenot will be eligible to receive future annual equity awards as determined by the Compensation Committee, and all such equity awards, including the initial award, will be subject to vesting or attainment of performance criteria, as applicable, at the same levels as apply to awards of the same type granted to the Company's other senior executives for the same fiscal year. Mr. Hoppenot also received in January 2014 a one-time grant of 400,000 RSUs. Each RSU represents the right to acquire one share of the Company's Common Stock. Vesting of the RSUs will be subject to Mr. Hoppenot's continued employment on the applicable vesting dates, with one-sixth of the RSUs vesting at the end of each of the calendar years 2014 through 2019, subject to earlier acceleration of vesting upon the occurrence of certain events in accordance with the terms of his employment agreement.

        Termination Without Good Reason Prior to a Change in Control.    If Mr. Hoppenot voluntarily terminates his employment with the Company other than for good reason and other than in the 24-month period following a change in control (the "Change in Control Employment Period"), the Company will pay

Mr. Hoppenot, to the extent not already paid, his annual base salary through the date of termination, any deferred compensation and any accrued vacation pay.

        Termination Without Good Reason in Connection with a Change in Control.    If Mr. Hoppenot terminates his employment with the Company without good reason during the Change in Control Employment Period, the Company will pay Mr. Hoppenot, to the extent not already paid, his annual base salary through the date of termination, any deferred compensation, any accrued vacation pay, and an amount equal to a pro rata portion of his target bonus calculated according to the number of days he worked through the date of termination in the current fiscal year.

        Termination Without Cause or for Good Reason Not in Connection with a Change in Control.    If, at any time other than during the Change in Control Employment Period, Mr. Hoppenot's employment is terminated by the Company without cause or by Mr. Hoppenot for good reason, the Company will pay Mr. Hoppenot, to the extent not already paid, his annual base salary through the date of termination, his signing bonus, any deferred compensation, any accrued vacation pay, and an amount equal to a pro rata portion of his target bonus calculated according to the number of days he worked through the date of termination in the current fiscal year. In addition, the Company will pay him an amount equal to the sum of 1.5 times his annual base salary and the greater of his current target bonus or his bonus amount for the preceding fiscal year. The agreement also provides that Mr. Hoppenot's stock options and RSUs (other than his one-time grant of 400,000 RSUs) will vest as to the amount that would have vested had he continued to work for the Company for an additional 18 months. All options would continue to be exercisable for 180 days following the date of termination. In addition, the agreement provides that the 400,000 RSUs granted in connection with joining the Company will vest as to 100% of the amount that would have vested had he continued to work for the Company for an additional 12 months and vest as to 50% of the amount that would have vested had he continued to work for the Company for an additional 12 months subsequent to the initial 12 months after the date of termination. The agreement also provides for the payment of COBRA premiums by the Company, or the cash equivalent thereof, for Mr. Hoppenot and his family for up to 12 months, outplacement services for up 12 months, as well as payment with respect to any other accrued amounts under other of the Company's benefits arrangements.

        Termination in Connection with a Change in Control Without Cause or for Good Reason.    If during the Change in Control Employment Period Mr. Hoppenot's employment is terminated by the Company without cause or by Mr. Hoppenot for good reason, the Company will pay Mr. Hoppenot, to the extent not already paid, his annual base salary through the date of termination, his signing bonus, any deferred compensation, any accrued vacation pay, and an amount equal to a pro rata portion of his target bonus calculated according to the number of days he worked through the date of termination in the current fiscal year. In addition, the Company will pay him an amount equal to three times the sum of his current annual base salary and the greater of his current target bonus or his bonus amount for the preceding fiscal year. The agreement also provides that in the event of such a termination, all of Mr. Hoppenot's unvested RSUs and unvested stock options will vest in full, and all stock options will remain exercisable for 12 months following his termination. In addition, all performance shares will vest in full and be settled assuming the target level of performance has been achieved. The agreement also provides for the continuation of benefits for Mr. Hoppenot and his family for up to 36 months, outplacement services for up 12 months, as well as payment with respect to any other accrued amounts under other of the Company's benefits arrangements.

        Other Covenants.    The Company has also agreed to maintain for a period of six years commencing on the date of employment an insurance policy pursuant to which $15 million would be payable to Mr. Hoppenot or his estate in the event of disability or death. In April 2015, this provision was amended to eliminate the requirement that the Company gross-up each premium amount to cover taxes incurred by Mr. Hoppenot, as described under "—Compensation Discussion and Analysis—Recruitment of CEO—Life Insurance and Disability Insurance Coverage." Under the agreement, Mr. Hoppenot is subject to non-solicitation/non-hiring and non-disparagement covenants that extend two years from termination of employment. Upon certain breaches of those covenants after termination of employment, Mr. Hoppenot must forfeit all of his unvested stock options, stock appreciation rights, restricted stock units, performance shares, and the gain or income realized from the exercise, vesting or settlement of the same within 24 months prior to the breach.

Agreements with other Named Executive Officers

        In November 2003, our Board approved a form of employment agreement for Executive Vice Presidents and certain other senior employees. The Company entered into employment agreements with David C. Hastings and Richard S. Levy, effective November 21, 2003. The form of employment agreement for the Executive Vice Presidents and certain other senior employees was amended in December 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended. In April 2012, the employment agreements with our Executive Vice Presidents and certain other senior employees were amended to increase the amount payable upon an "involuntary termination" of the executive's employment within 24 months following a change in control. The Company entered into an employment agreement with Reid M. Huber in May 2011 while he served as one of our senior employees. The Company entered into an employment agreement with James M. Daly in October 2012 upon his employment as Executive Vice President and Chief Commercial Officer and with David W. Gryska in October 2014 upon his employment as Executive Vice President and Chief Financial Officer.

        The employment agreements with our Executive Vice Presidents provide that in the event of an "involuntary termination" of the executive's employment within 24 months following a change in control (which includes actual termination without cause and constructive termination by way of the assignment of duties substantially and materially inconsistent with the executive's position or other diminishment in position, requiring the executive to be based at any location outside more than 35 miles from the office or location where he or she was based prior to a change in control, a reduction in salary, bonus or adverse change in benefits, or a breach by the Company of the terms of the executive's employment arrangement), we will pay the executive an amount equal to two times the sum of the executive's current annual base salary and the greater of (1) the executive's current target bonus or (2) the executive's bonus amount for the preceding fiscal year. A "change in control" generally includes a significant change in the composition of the Board, the acquisition by any person or entity of greater than 50% of the combined voting power of the Company's outstanding securities, the approval of a liquidation or dissolution of the Company, or the sale or disposition of all or substantially all of the Company's assets or similar transaction. We will also pay the executive a pro rata portion of the executive's target bonus calculated according to the number of days the executive worked through the termination date in the current fiscal year. The cash payment would be paid in a lump sum payment following the executive's termination. The agreement also provides that in the event of such a termination, all of the executive's unvested stock options will vest in full, and all stock options will be exercisable for 12 months following the executive's termination. In addition, the agreement provides for the reimbursement of COBRA premiums by the Company for the executive and eligible dependents for up to 12 months, reimbursement (or payment) by the Company for the cost of continued life and disability insurance for the executive for 12 months at the same levels in effect on the termination date, as well as payment with respect to any other accrued amounts under other of the Company's benefits arrangements.

        David C. Hastings.    In September 2003, in connection with his appointment as Executive Vice President and Chief Financial Officer, Mr. Hastings received an offer letter that provides that if his employment is terminated other than for cause, we will pay him an amount equal to the sum of his current annual base salary and his current target bonus, as well as amounts with respect to any other accrued amounts under other of the Company's benefits arrangements. We will also pay the cost of COBRA premiums for one year, or until he becomes eligible for medical insurance with another employer. Mr. Hastings ceased to be our Executive Vice President and Chief Financial Officer in October 2014.

        James M. Daly.    In October 2012, in connection with his appointment as Executive Vice President and Chief Commercial Officer, Mr. Daly received an offer letter that provides that if, prior to a change in control that would trigger potential benefits under his employment agreement, his employment is terminated other than for cause, we will pay him an amount equal to the sum of two times his current annual base salary plus target bonus and two years of Company paid COBRA coverage. In addition, all of his unvested stock options would vest in full.

Potential Payments Upon Termination without a Change in Control

        The following table describes the potential payments and benefits triggered by a termination of employment of a named executive officer by the Company without cause, or by the executive for good reason, in each case prior to a change in control and assuming the employment of the named executive officer was terminated on December 31, 2014. Mr. Hastings ceased to be our Executive Vice President and Chief Financial Officer in October 2014.

Termination	Cash Payment ($)	Medical/ Insurance Benefits ($)	Acceleration of Equity Awards ($)(1)	Other ($)(2)	Total ($)

Hervé Hoppenot
• Termination without cause	3,200,000	28,539	8,167,106	94,615	11,490,260

David C. Hastings
• Termination without cause	553,381	26,077	—	33,407	612,865

James M. Daly
• Termination without cause	1,568,175	57,078	7,140,694	2,010	8,767,957

(1)
Represents the amount by which the $73.11 closing price of our Common Stock on December 31, 2014, the last trading day of 2014, exceeded the exercise price for equity awards for which vesting would have accelerated as a result of termination of employment.

(2)
Includes accrued amounts under other of the Company's benefits arrangements, including accrued vacation and other vested benefits the named executive officer is entitled to receive that are generally available to all salaried employees.

Potential Payments Upon Termination in Connection with a Change in Control

        The following table describes the potential payments and benefits triggered by a termination of employment of a named executive officer in connection with a change in control, by the Company without cause or by the executive for good reason, in each case assuming the employment of the named executive officer was terminated on December 31, 2014.

Termination	Cash Payment ($)	Medical/ Insurance Benefits ($)	Acceleration of Equity Awards ($)(1)	Other ($)(2)	Total ($)

Hervé Hoppenot
• Termination without cause or for good reason(3)	5,600,000	91,784	26,706,917	94,615	32,493,316

David W. Gryska
• Termination without cause or for good reason(3)	1,872,500	19,998	907,330	—	2,799,828

James M. Daly
• Termination without cause or for good reason(3)	2,024,925	31,912	7,140,694	2,010	9,199,541

Reid M. Huber
• Termination without cause or for good reason(3)	1,260,000	32,329	2,980,361	43,615	4,316,305

Richard S. Levy
• Termination without cause or for good reason(3)	1,548,146	19,969	3,656,803	48,469	5,273,387

(1)
Represents the amount by which the $73.11 closing price of our Common Stock on December 31, 2014, the last trading day of 2014, exceeded the exercise price for stock options for which vesting would have accelerated as a result of termination of employment and $73.11 multiplied by the number of restricted stock units for which vesting would have accelerated as a result of termination of employment.

(2)
Includes accrued amounts under other of the Company's benefits arrangements, including accrued vacation and other vested benefits the named executive officer is entitled to receive that are generally available to all salaried employees.

(3)
Includes constructive termination following a change in control. See the section entitled "Agreements with Named Executive Officers" above.

2014 Outstanding Equity Awards At Fiscal Year-End

		Option Awards						Stock Awards
Name	Grant Date/ Performance Award Period	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Un-Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Hervé Hoppenot	1/13/2014					333,334	(4)	24,370,049
	1/21/2014								17,428	(5)	1,274,161
	1/21/2014	—	4,647	64.55	1/20/2021
	1/21/2014	—	119,501	64.55	1/20/2021

		—	124,148	—	—	333,334		24,370,049	17,428		1,274,161

Paul A. Friedman	1/21/2014	7,500	—	64.55	1/20/2024
	2/9/2013	—	5,458	18.32	2/8/2020
	2/9/2013	122,221	72,321	18.32	2/8/2020
	1/19/2012	218,750	629	17.79	1/18/2019
	1/19/2012	—	5,621	17.79	1/18/2019
	1/25/2011	290,189	—	14.72	1/24/2018
	1/25/2011	8,805	—	14.72	1/24/2018

		647,465	84,029	—	—	—		—	—		—

David W. Gryska	10/31/2014					7,828	(6)	572,305
	10/31/2014	—	50,903	67.06	10/30/2021
	10/31/2014	—	4,473	67.06	10/30/2021

		—	55,376	—	—	7,828		572,305	—		—

James M. Daly	1/21/2014								4,958	(5)	362,479
	1/21/2014	—	982	64.55	1/20/2021
	1/21/2014	—	34,342	64.55	1/20/2021
	2/9/2013	—	5,458	18.32	2/8/2020
	2/9/2013	—	33,432	18.32	2/8/2020
	10/22/2012	—	77,318	16.62	10/21/2019
	10/22/2012	—	6,016	16.62	10/21/2019

		—	157,548	—	—	—		—	4,958		362,479

Reid M. Huber	4/8/2014					16,309	(7)	1,192,351
	1/21/2014								3,098	(5)	226,495
	1/21/2014	—	21,011	64.55	1/20/2021
	1/21/2014	—	1,059	64.55	1/20/2021	—		—	—		—
	2/9/2013	19,444	19,764	18.32	2/8/2020	—		—	—		—
	2/9/2013	—	7,458	18.32	2/8/2020	—		—	—		—
	1/19/2012	16,764	—	17.79	1/18/2019	—		—	—		—
	1/19/2012	5,046	1,945	17.79	1/18/2019	—		—	—		—
	1/25/2011	8,030	—	14.72	1/24/2018	—		—	—		—
	5/18/2010	1,355	—	13.34	5/17/2017	—		—	—		—

		50,639	51,237	—	—	16,309		1,192,351	3,098		226,495

Richard S. Levy	1/21/2014								5,034	(5)	368,036
	1/21/2014	—	997	64.55	1/20/2021
	1/21/2014	—	34,868	64.55	1/20/2021
	2/9/2013	91,666	50,116	18.32	2/8/2020
	2/9/2013	—	8,218	18.32	2/8/2020
	1/19/2012	93,900	—	17.79	1/18/2019
	1/19/2012	3,322	2,778	17.79	1/18/2019
	1/25/2011	20,317	—	14.72	1/24/2018
	1/25/2011	7,683	—	14.72	1/24/2018

		216,888	96,977	—	—	—		—	5,034		368,036

(1)
All options listed in this table become exercisable as to one-third of the shares on the first anniversary of the date of grant, with the remaining shares vesting ratably thereafter over the following two years. The options have a term of seven years, subject to earlier termination in certain events relating to termination of employment. Vesting of the options is subject to acceleration under the circumstances described under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(2)
The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable named executive officer by $73.11, the closing price of our Common Stock on December 31, 2014.

(3)
The market value of unvested performance shares assumes achievement of the performance goals at the target level of 100% and is calculated by multiplying the number of unvested target shares held by the applicable named executive officer by $73.11, the closing price of our Common Stock on December 31, 2014. The maximum number of shares issuable pursuant to the performance shares if the performance goals are achieved at the maximum achievement level is 125% of the number of target shares.

(4)
In connection with the commencement of his employment as our President and CEO in January 2014, Mr. Hoppenot was awarded a one-time grant of 400,000 RSUs, with one-sixth vesting at the end of each of the calendar years 2014 through 2019 subject to Mr. Hoppenot's continued employment and subject to acceleration of vesting upon certain events in accordance with the terms of his employment agreement, as described under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(5)
Performance shares that vest over a three-year performance period ending December 31, 2016 and subject to the executive's continued employment during the performance period.

(6)
RSUs vest in full on October 31, 2017, subject to Mr. Gryska's continued service through such date. Vesting of the RSUs is subject to acceleration under the circumstances described under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(7)
RSUs vest in full on April 8, 2017, subject to Dr. Huber's continued service through such date. Vesting of the RSUs is subject to acceleration under the circumstances described under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

2014 Option Exercises

	Option Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Paul A. Friedman	990,189	57,478,002

David C. Hastings	703,610	37,271,659

James M. Daly	277,776	12,303,898

Reid M. Huber	145,094	7,853,217

Richard S. Levy	317,000	17,080,779

(1)
Value realized is based on the fair market value of our Common Stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the individual.

Equity Compensation Plan Information

        The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2014, including the 1991 Stock Plan, the 1993 Directors' Stock Option Plan, the 1997 Employee Stock Purchase Plan and the 2010 Stock Incentive Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	15,453,520	21.96	7,306,950	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	15,453,520	21.96	7,306,950

(1)
Includes 905,611 shares available for issuance under the Company's 1997 Employee Stock Purchase Plan and 6,401,339 shares available for issuance under the 2010 Stock Incentive Plan.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The Audit Committee of the Board is composed of three directors, each of whom qualifies as "independent" under the current listing requirements of The NASDAQ Stock Market. The current members of the Audit Committee are Barry M. Ariko, Richard U. De Schutter, Paul J. Clancy and Wendy L. Dixon. The Audit Committee acts pursuant to a written charter that was originally adopted by the Board in June 2000 and was most recently amended in March 2013.

        In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company's annual financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company's internal control over financial reporting. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of the Company's internal control over financial reporting.

        Within this framework, the Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2014 and the Company's internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

        Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee
Barry M. Ariko Richard U. De Schutter Paul J. Clancy Wendy L. Dixon

 PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        This Proposal 2, commonly known as a "say-on-pay" proposal, provides our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to attract and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term corporate objectives, and the creation of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the 2014 compensation of our named executive officers.

        In 2011, 2012, 2013 and 2014, we sought, and received, approval for our executive compensation program. In addition, in 2011, we sought, and received, approval to hold a "say-on-pay" vote each year. Accordingly, we are again asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This Proposal 2 gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board or the Compensation Committee of the Board. This vote is not intended to address any specific item of compensation, but rather the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Accordingly, we again will ask our stockholders to vote for the following resolution at the annual meeting:

  "RESOLVED, that the Company's stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

 PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed the firm of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015. Ernst & Young LLP has audited our financial statements since the Company's inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

        The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit and other services rendered.

	Year Ended December 31,
	2014	2013
	(in thousands)
Audit Fees(1)	$890	$977
Audit-related Fees(2)	27	26
Tax Fees(3)	763	—
All Other Fees	—	—

	$1,680	$1,003

(1)
Audit fees include fees billed for the audit of the Company's annual statements and reviews of the Company's quarterly financial statements, including the Company's Annual Report on Form 10-K, the audit of the Company's internal control over financial reporting, and include fees for SEC registration statements and consultation on accounting standards or transactions.

(2)
Audit-related fees include fees billed for employee benefit plan audits and consultations concerning financial and accounting matters not classified as audit services.

(3)
Tax fees consist of various tax compliance and consultation services primarily relating to the international expansion of the Company.

        The Audit Committee considered whether the provision of the services other than the audit services is compatible with maintaining Ernst & Young LLP's independence.

Pre-Approval Policies and Procedures

        The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. All of the services provided by the Company's independent registered public accounting firm in 2014 and 2013 were pre-approved.

Required Vote

        Ratification will require the affirmative vote of a majority of the shares present and entitled to vote. Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

        THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of April 2, 2015, as to shares of Common Stock beneficially owned by: (i) each person who is known to us to own beneficially more than 5% of the Common Stock, (ii) each of our directors, (iii) each of our current executive officers named under "Executive Compensation—Summary Compensation Table" and (iv) all of our directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o Incyte Corporation, 1801 Augustine Cut-Off, Wilmington, DE 19803. The percentage of Common Stock beneficially owned is based on 173,391,728 shares outstanding as of April 2, 2015. In addition, shares issuable pursuant to options or convertible securities that may be acquired within 60 days of April 2, 2015 are deemed to be issued and outstanding and have been treated as outstanding in calculating and determining the beneficial ownership and percentage ownership of those persons possessing those securities, but not for any other individuals.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(#)(1)	Percentages Beneficially Owned(%)(1)
5% Stockholders
T. Rowe Price Associates, Inc.(2)	20,152,359	11.6
Felix J. Baker(3)	19,756,731	11.4
Baker Bros. Advisors LP and affiliated entities(3)	19,800,360	11.4
Wellington Management Group LLP(4)	17,035,043	9.8
Capital World Investors(5)	16,920,700	9.8
Vanguard Specialized Funds—Vanguard Health Care Fund(6)	10,174,343	5.9
The Vanguard Group(7)	9,223,856	5.3
BlackRock, Inc.(8)	8,940,287	5.2
Named Executive Officers and Directors
Hervé Hoppenot(9)	437,234	*
Paul A. Friedman(10)	999,566	*
David W. Gryska	10,850	*
James M. Daly(11)	52,555	*
Reid M. Huber(12)	82,260	*
Richard S. Levy(13)	178,665	*
Richard U. De Schutter(14)	210,000	*
Barry M. Ariko(15)	140,834	*
Jean-Jacques Bienaimé	—	—
Julian C. Baker(3)	19,754,314	11.4
Paul A. Brooke(16)	300,000	*
Paul J. Clancy	—	—
Wendy L. Dixon(17)	135,834	*
All directors and executive officers as a group (17 persons)(18)	22,834,973	13.2

*
Represents less than 1% of our Common Stock.

(1)
To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)
According to an amended Schedule 13G filed February 13, 2015, filed by T. Rowe Price Associates, Inc. ("T. Rowe Price"), T. Rowe Price may be deemed to beneficially own all shares listed in the table, and has sole dispositive power with respect to all shares listed in the table and sole voting power with respect to 4,321,829 shares. The address of the principal place of business of T. Rowe Price and T. Rowe Price New Horizons Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
Baker Bros. Advisors LP is the investment adviser to 667, L.P., Baker Brothers Life Sciences, L.P. and 14159 L.P. ("Baker Funds"). Baker Bros. Advisors (GP), LLC is the sole general partner of Baker Bros. Advisors LP. The address for the Baker Funds is 667 Madison Avenue, 21st Floor, New York, New York 10065. Pursuant to the amended and restated management agreements, as amended, among the Baker Bros. Advisors LP, the Baker Funds and their respective general partners, Baker Bros. Advisors LP has complete and unlimited discretion and authority with respect to the Baker Funds' investments and voting power over investments. According to an amended Schedule 13D filed May 23, 2014 and Form 4 filed May 23, 2014, the total number of shares of Common Stock beneficially owned includes shares directly held as follows:

Holder	Shares	Shares Underlying 2015 Notes(a)
667, L.P.	2,023,937	864,123
Baker Brothers Life Sciences, L.P.	12,430,783	3,640,888
14159, L.P.	355,839	101,595
Julian C. Baker	83,629	—
Felix J. Baker	61,046	—
Entities affiliated with Julian C. Baker and Felix J. Baker	48,520	—

(a)
Represents shares issuable upon the conversion of the Company's 4.75% Convertible Senior Notes due 2015 (the "2015 Notes").

  Entities under the advisement of Baker Bros. Advisors LP also own 0.375% Convertible Senior Notes due 2018 (the "2018 Notes") and 1.25% Convertible Senior Notes due 2020 (the "2020 Notes") issued by the Company, which are not convertible into Common Stock within 60 days of April 2, 2015 except upon the occurrence of specified corporate events. As of April 2, 2015, the number of shares of Common Stock underlying the 2018 Notes and 2020 Notes held by such entities are as follows:

Holder	Shares Underlying 2018 Notes	Shares Underlying 2020 Notes
667, L.P.	483,017	483,017
Baker Brothers Life Sciences, L.P.	4,411,415	4,703,621
14159, L.P.	109,626	116,890

  Pursuant to an agreement with the Company, entities affiliated with Julian C. Baker and Felix J. Baker and the Company agreed that any of the 2015 Notes, 2018 Notes, and 2020 Notes held by those entities will not be convertible to the extent that those entities, together with any of their affiliates or other persons that may be deemed to form a "group" with those entities within the meaning of Section 13(d) of the Securities Exchange Act of 1934, would beneficially own, for the purposes of Section 13(d) of the Securities Exchange Act of 1934, in excess of 19.999% of the outstanding shares of Common Stock after conversion.

  Julian C. Baker also has sole voting and dispositive power with respect to 195,000 shares subject to options exercisable within 60 days of April 2, 2015. The address for Julian C. Baker and Felix J. Baker is 667 Madison Avenue, 21st Floor, New York, New York 10065.

(4)
According to an amended Schedule 13G filed February 14, 2015, filed by Wellington Management Group LLP ("Wellington"), Wellington, in its capacity as investment adviser, may be deemed to beneficially own all shares listed in the table, and has shared dispositive power with respect to 17,035,043 shares and shared voting power with respect to 5,690,100 shares. The address of the principal place of business of Wellington is 280 Congress Street, Boston, Massachusetts 02110.

(5)
According to an amended Schedule 13G filed February 13, 2015, Capital World Investors may be deemed to beneficially own and have sole dispositive and sole voting power over all shares listed in the table. The address of the principal place of business of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(6)
According to a Schedule 13G filed February 6, 2015, filed by Vanguard Specialized Funds—Vanguard Health Care Fund ("Vanguard Health"), Vanguard Health, in its capacity as investment adviser, may be deemed to beneficially own all shares listed in the table, and has sole dispositive power with respect to 10,174,343 shares. The address of the principal place of business of Vanguard Health is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
According to a Schedule 13G filed February 10, 2015, filed by The Vanguard Group ("Vanguard"), Vanguard, in its capacity as investment adviser, may be deemed to beneficially own all shares listed in the table, and has sole dispositive power with respect to 9,093,655 shares, shared dispositive power with respect to 130,201 shares, and sole voting power with respect to 136,301 shares. The address of the principal place of business of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)
According to a Schedule 13G filed February 6, 2015, filed by Blackrock, Inc. ("Blackrock"), Blackrock, in its capacity as investment adviser, may be deemed to beneficially own all shares listed in the table, and has sole dispositive power with respect to 8,940,287 shares and sole voting power with respect to 8,164,834 shares. The address of the principal place of business of Blackrock is 55 East 52nd Street, New York, New York, 10022.

(9)
Includes 55,176 shares subject to options exercisable within 60 days of April 2, 2015.

(10)
Includes 702,048 shares subject to options exercisable within 60 days of April 2, 2015.

(11)
Includes 49,034 shares subject to options exercisable within 60 days of April 2, 2015.

(12)
Includes 37,852 shares subject to options exercisable within 60 days of April 2, 2015.

(13)
Includes 157,438 shares subject to options exercisable within 60 days of April 2, 2015.

(14)
Includes 75,000 shares subject to options exercisable within 60 days of April 2, 2015 and 42,710 shares issuable upon conversion of the 2015 Notes.

(15)
Includes 95,000 shares subject to options exercisable within 60 days of April 2, 2015.

(16)
Includes 195,000 shares subject to options exercisable within 60 days of April 2, 2015.

(17)
Includes 128,334 shares subject to options exercisable within 60 days of April 2, 2015.

(18)
Includes shares included pursuant to notes (9), (10), (11), (12), (13), (14), (15), (16), and (17) above and 461,681 shares subject to options exercisable within 60 days of April 2, 2015 held by other executive officers of the Company.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons, we believe that all of the filing requirements for such persons were satisfied for 2014.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

        To be considered for inclusion in the Company's proxy statement for the Company's 2016 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company no later than December 17, 2015. These proposals also must comply with the proxy proposal submission rules of the Securities and Exchange Commission under Rule 14a-8.

        A stockholder proposal not included in the Company's proxy statement for the 2016 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company, provides the information required by the Company's Bylaws, and otherwise complies with the provisions of the Company's Bylaws. To be timely, our Bylaws provide that the Company must have received the stockholder's notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, in the event that the 2016 Annual Meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year's annual meeting of stockholders, notice by the stockholder to be timely must be so received by the Secretary of the Company not later than the close of business on the later of (1) the 90th day prior to the date of the meeting and (2) the 10th day following the earlier to occur of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which public announcement of the date of such scheduled annual meeting was first made.

ANNUAL REPORT

        The Company will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of Common Stock at the close of business on April 2, 2015, the record date, a copy of the Company's Annual Report on Form 10-K, including the financial statements, the financial statement schedules, and all exhibits. The written request should be sent to: Investor Relations Department, Incyte Corporation, 1801 Augustine Cut-Off, Wilmington, DE 19803.

        Whether you intend to be present at the Annual Meeting or not, we urge you to vote by telephone, the internet, or by signing and mailing the enclosed proxy promptly.

By Order of the Board of Directors
Hervé Hoppenot President and Chief Executive Officer

April 13, 2015

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0229BB 7 2 B V + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR the election of all director nominees and FOR proposals 2 and 3. For Against Abstain 2. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. 4. In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain 3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - Julian C. Baker 04 - Paul J. Clancy 07 - Hervé Hoppenot 02 - Jean-Jacques Bienaimé 05 - Wendy L. Dixon 03 - Paul A. Brooke 06 - Paul A. Friedman 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION B Non-Voting Items qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 21, 2015. Vote by Internet • Go to www.envisionreports.com/INCY • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For Annual Meeting — May 22, 2015 HERVÉ HOPPENOT, DAVID W. GRYSKA and ERIC H. SIEGEL, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth below and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Incyte Corporation (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Friday, May 22, 2015 at 9:00 a.m., Eastern Daylight Time, or at any postponement or adjournment thereof, and instructs said proxies to vote as follows: Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR each director nominee, FOR items 2 and 3, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting. (continued and to be signed on reverse side) Proxy — INCYTE CORPORATION Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2014 are available at: http://www.envisionreports.com/incy qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

QuickLinks

Incyte Corporation 1801 Augustine Cut-Off Wilmington, DE 19803 (302) 498-6700
INCYTE CORPORATION
Notice of Annual Meeting of Stockholders to be held Friday, May 22, 2015
INCYTE CORPORATION 1801 Augustine Cut-Off Wilmington, DE 19803
PROXY STATEMENT
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2015.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD
PROPOSAL 2 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
PROPOSAL 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING
ANNUAL REPORT